Exhibit 2.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION MARKED BY [REDACTED] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE COMPANY CUSTOMARILY TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT

among

WILLDAN ENERGY SOLUTIONS

and

WILLDAN GROUP, INC.

and

[REDACTED],

[REDACTED],

[REDACTED]

and

[REDACTED]

Dated as of March 3, 2025

TABLE OF CONTENTS

Page

Article I DEFINITIONS; CONSTRUCTION2

Section 1.1 Definitions2

Section 1.2 Construction11

Section 1.3 Other Definitions11

Article II PURCHASE AND SALE12

Section 2.1 Agreement to Purchase and Sell12

Section 2.2 Consideration13

Section 2.3 Delivery of Certificates Evidencing Shares13

Section 2.4 Adjustment to Initial Purchase Price13

Section 2.5 Earn-Out Consideration15

Article III REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY20

Section 3.1 Organization20

Section 3.2 Authorization20

Section 3.3 Shares21

Section 3.4 Absence of Restrictions and Conflicts21

Section 3.5 Real Property21

Section 3.6 Title to Assets; Related Matters22

Section 3.7 Financial Statements23

Section 3.8 Accounts Receivable23

Section 3.9 Tax Returns; Taxes23

Section 3.10 No Undisclosed Liabilities26

Section 3.11 Absence of Certain Changes26

Section 3.12 Legal Proceedings28

Section 3.13 Compliance with Laws28

Section 3.14 Company Contracts29

Section 3.15 Company Employee Benefit Plans33

Section 3.16 Labor Relations36

Section 3.17 Employees and Contractors36

Section 3.18 Insurance Policies and Bonds37

Section 3.19 Environmental, Health and Safety Matters.38

Section 3.20 Transactions with Affiliates39

Section 3.21 Customers and Vendors; Services39

Section 3.22 Service Warranties39

Section 3.23 Intellectual Property40

Section 3.24 Software41

Section 3.25 Licenses41

Section 3.26 Bank Accounts and Powers of Attorney41

Section 3.27 Accounting Records42

Section 3.28 Brokers, Finders and Investment Bankers42

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS42

Section 4.1 Authorization42

i

EXECUTION VERSION

Section 4.2 Absence of Restrictions and Conflicts42

Section 4.3 Ownership of Shares43

Section 4.4 Legal Proceedings43

Section 4.5 No Foreign Person43

Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER43

Section 5.1 Organization43

Section 5.2 Authorization43

Section 5.3 Absence of Restrictions and Conflicts44

Section 5.4 Legal Proceedings44

Section 5.5 Brokers, Finders and Investment Bankers44

Section 5.6 Investment Intent44

Article VI CERTAIN COVENANTS AND AGREEMENTS45

Section 6.1 Further Assurances; Cooperation45

Section 6.2 Public Announcements45

Section 6.3 Tax Matters45

(d) Section 338(h)(10) Elections.46

Section 6.4 Resignation48

Section 6.5 Release.49

Section 6.6 Employee Benefits Matters50

Section 6.7 Transaction Expenses51

Section 6.8 Professional Liability Insurance51

Section 6.9 Purchaser Waivers51

Article VII CLOSING51

Section 7.1 Closing51

Section 7.2 Sellers’ Closing Deliverables51

Section 7.3 Purchaser Closing Deliverables52

Article VIII INDEMNIFICATION52

Section 8.1 Indemnification of the Purchaser Indemnified Parties52

Section 8.2 Indemnification of the Seller Indemnified Parties53

Section 8.3 Indemnification Procedure54

Section 8.4 Claims Period56

Section 8.5 Liability Limits57

Section 8.6 Set-Off Rights57

Section 8.7 Limitation on Damages57

Section 8.8 Treatment of Indemnity Payments58

Section 8.9 Exclusive Remedy; Specific Performance58

Article IX MISCELLANEOUS PROVISIONS58

Section 9.1 Notices58

Section 9.2 Schedules and Exhibits59

Section 9.3 Assignment; Successors in Interest59

Section 9.4 Captions59

Section 9.5 Controlling Law; Amendment59

EXECUTION VERSION

Section 9.6 Submission to Jurisdiction59

Section 9.7 Severability60

Section 9.8 Counterparts60

Section 9.9 Parties in Interest60

Section 9.10 Waiver61

Section 9.11 Integration61

Section 9.12 Seller Representative61

EXECUTION VERSION

SCHEDULE INDEX

Schedule 3.1Organization; Good Standing

Schedule 3.3Shares

Schedule 3.4(a)Conflicts

Schedule 3.4(b)Government Filings

Schedule 3.5(a)Leased Real Property

Schedule 3.5(c)Liens on Real Property

Schedule 3.6Title to Assets

Schedule 3.7Financial Statements

Schedule 3.8Receivables

Schedule 3.9(d)Withholding of Taxes

Schedule 3.9 (e)Matters Relating to Tax Periods

Schedule 3.9(i)Tax Deficiency

Schedule 3.9(l)Affiliated Group Tax Returns

Schedule 3.10Liabilities

Schedule 3.11Absence of Changes

Schedule 3.12Legal Proceedings

Schedule 3.13Compliance with Laws

Schedule 3.14(a)Contracts

Schedule 3.14(c)Contract Exceptions

Schedule 3.14(c)(vi)Contract Overruns

Schedule 3.14(d)Government Contracts

Schedule 3.15(a)Employee Benefit Plans

Schedule 3.15(b)Amendments to Employee Benefit Plans

Schedule 3.15(c)Employee Benefit Plan subject to Title IV or the Code

Schedule 3.15(d)Multi-Employer Plans

Schedule 3.15(g)Employee Benefit Plan Compliance with Law

Schedule 3.15(i)Prohibited Transactions

Schedule 3.15(n)Change of Control Payments

Schedule 3.15(t)Employees Absent from Active Employment

Schedule 3.15(u)COBRA Elections

Schedule 3.16(a)Labor Relations

Schedule 3.16(b)Terminating Employees

Schedule 3.17Employees and Contractors

Schedule 3.18(b)Insurance Policies

Schedule 3.18(c)Bonds

Schedule 3.19(a)Compliance with Environmental Laws

Schedule 3.19(d)Health and Safety and Environmental Events

Schedule 3.20Transactions with Affiliates

Schedule 3.21(a)Customers and Vendors

Schedule 3.22Product and Service Warranties

Schedule 3.23(a)Company Registered Intellectual Property

Schedule 3.23(e)Works of Original Authorship

Schedule 3.24(a)Company Proprietary Software and Company Licensed Software

Schedule 3.24(d)Source Code for Company Proprietary Software

Schedule 3.25Licenses

EXECUTION VERSION

Schedule 3.26Bank Accounts and Powers of Attorney

Schedule 3.27Accounting Records

Schedule 3.28Brokers, Finders and Investment Bankers

v

EXECUTION VERSION

EXHIBIT INDEX

Exhibit A – Credit As Adjustment To Earn-Out Agreement

Exhibit B – TNAV Sample Calculation

Exhibit 7.2(d)(2) – Form of Non-Competition Agreement for [REDACTED], [REDACTED], [REDACTED] and [REDACTED]

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 3, 2025, is made and entered into by and among Willdan Energy Solutions, a California corporation (the “Purchaser”), a subsidiary of Willdan Group, Inc., a Delaware corporation (“Willdan”), each of the holders of shares identified as such on the signature pages to this Agreement (the “Sellers”) of Alternative Power Generation, Inc., an Illinois corporation (the “Company”), and [REDACTED], as Seller Representative (as defined in Section 9.14).  The Purchaser, the Sellers and the Seller Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Sellers own, in the aggregate, all of the outstanding shares in the Company, consisting of 1,000 shares of common stock, no par value (the “Shares”);

WHEREAS, the Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to the Purchaser, all of the Shares, on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”), so that the Purchaser will become the owner of all of the Shares as of the Closing Date (as defined below); and

WHEREAS, the Parties desire to make and agree to certain representations, warranties, covenants and agreements in connection with the Acquisition, as set forth more fully herein.

WHEREAS, the Company is a “S” corporation under the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS; CONSTRUCTION
Section 1.1Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Balance Sheet” has the meaning set forth in Section 3.7.

“Balance Sheet Date” has the meaning set forth in Section 3.7.

“Books and Records” means any books, records, files, research and production records, customer files, customer lists, customer product specifications, customer purchasing histories, distributor files, vendor files, vendor lists, advertising and marketing materials, sales materials, budgets, forecasts, ledgers, journals, reports, technical information, databases, or documents,

EXECUTION VERSION

information and files of any kind, regardless of whether any of the foregoing are stored or maintained in traditional paper format, by means of electronic, optical or magnetic media or devices, photographic or video images, or any other format or media.

“Business” means the business of the Company in providing data centers, renewable and microgrid partners with design, engineer, construct, install and interconnect progressive, customized electric power solutions.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Anaheim, California.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes and any regulations promulgated thereunder.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by any Indemnified Party.

“Closing” means the consummation of the transactions contemplated by Article II of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or the Sellers at Closing in connection with the transactions contemplated hereby.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Software.

“Company Licensed Software” means all Software (other than Company Proprietary Software) licensed to and used by the Company.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has had a material adverse effect on the assets, Liabilities, properties, operations, Business, or financial condition of the Company, considered as a whole; provided, however, that no facts, circumstances, events, changes, effects or occurrences resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Company Material Adverse Effect: (a) the effect of any change generally affecting the industries in which the Company operates as of the date hereof (including general pricing changes), (b) the effect of any change in the economy or the financial or securities markets in the United States or elsewhere in the world, (c) the effect of any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, (d) any change in Laws or accounting rules or principles, or (e) the execution and delivery of this Agreement or the announcement and performance hereunder (including any cancellations or delays in contract awards any impact on relationships with customers, subcontractors, suppliers or

EXECUTION VERSION

employees), except in the cases of clauses (a), (b) or (c), to the extent the effect of any such changes disproportionately and materially impact the operations, Business or financial condition of the Company, considered as a whole, relative to other participants in the industry in which the Company operates.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by or filed in the name of the Company.

“Company Software” means either the Company Licensed Software or the Company Proprietary Software.

“Contract” means any written or oral contract, agreement, arrangement, commitment, license, lease, easement, right of way, guaranty, distribution agreement, product swap agreement, customer contract, sales contract, supply agreement, or any other contract, agreement or arrangement of any kind, including all transferable rights under warranties and guarantees, express or implied, contained therein.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlling” and “Controlled” have correlative meanings.

“Customers” means all of the customers of the Company.

“Damages” means any damage, loss, Liability, assessment, levy, fine, charge, claim, demand, action, suit, proceeding, payment, judgment, settlement, penalty, cost or expense, including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection therewith.

“Deferred Revenue” means consideration received or receivable from a Customer before the performance obligations have been satisfied by the entity, and calculated in a manner consistent with GAAP.

“Disclosure Schedule” means the disclosure schedules delivered by the Sellers in accordance with Article III and Article IV.

“Employment Agreements” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement, non-compete agreement, non-solicitation agreement, or any other agreement or understanding (written or oral) between the Company and one or more other parties respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship, in respect of any current or former officer, employee, consultant or independent contractor who is one of the parties to such agreement.

“Employment Laws” means all Laws in effect at or prior to Closing relating to employees and independent contractors and their employment, or rendition of services, including but not limited to health, labor, labor/management relations, occupational health and safety, pay equity,

EXECUTION VERSION

equal opportunity, discrimination, immigration, employment standards, benefits, workers’ compensation, wages, hours, collective bargaining, and the payment of social security and similar Taxes.

“Environmental Claims” means any complaint, summons, citation, notice, directive, Order, ruling, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any third party involving actual, potential or alleged violations of or liability under Environmental Laws or Releases of Hazardous Substances, and any information request from a Governmental Entity issued pursuant to any Environmental Law.

“Environmental Law” means any Law relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances (including without limitation, CERCLA, RCRA, and rule or regulation promulgated by the United States Occupational Safety and Health Administration and equivalent or similar state, local or foreign law).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.7.

“Foreign Official” means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization, or any political party or official thereof, or any candidate for political or political party office.

“Fraud” means actual and intentional fraud by the Sellers or the Purchaser, as applicable, in making the representations and warranties in Article II, Article III or Article IV of this Agreement (as applicable).  For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby against any Person other than a Party to this Agreement or for (i) constructive fraud or other claims based on constructive knowledge or (ii) negligent misrepresentation, equitable fraud or any other fraud based claim or theory that requires something less than actual knowledge of the fraudulent conduct and fraudulent intent.

“GAAP” means generally accepted accounting principles as applied in the United States of America as consistently applied by the Company, where the Company’s practice do not conflict with GAAP.

“Government Bid” means any bid that if accepted or awarded would result in a contract or agreement with (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity

EXECUTION VERSION

in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of the type described in clauses (a) and (b) above.

“Government Contract” means any contract or agreement between the Company and (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of the type described in clauses (a) and (b) above.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substances” means any wastes, substances, radiation, or materials (whether solids, liquids or gases):  (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic pursuant to any Environmental Law; (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Law; (c) the presence of which on, under or emanating from the Leased Real Property would be subject to applicable statutory or common laws; (d) which contain, without limitation, polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (e) which have been deemed to pose a hazard to human health, safety, natural resources, employees or the environment under any Environmental Law.

“Holdback Amount” has the meaning set forth in Section 2.2(a).

“Indebtedness” means, without duplication, the sum of (a) all obligations of the Company for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including intercompany and shareholder indebtedness; (b) other indebtedness of the Company evidenced by notes, bonds, debentures or other debt securities; (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss; (d) indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, other than ordinary course trade payables; (e) all obligations of the Company as lessee or lessees under capital leases; (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company is party or by which the Company is otherwise bound; (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto; (h) all obligations under or evidenced by any letter of credit, banker’s acceptance, guarantee, surety, bonds (including a performance bond, bid bond or appeal bond) or similar credit transaction or debt security; and (i) any income tax liability associated with the related Deferred Revenue or other cash-to-accrual deferred tax liabilities.

EXECUTION VERSION

“Indefinite Purchaser Claims” means any claim by the Purchaser under Article VIII hereof for Purchaser Losses arising out of or relating to (a) a breach or inaccuracy of any representation or warranty contained in the first sentence in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Shares), Section 4.1 (Authorization), or Section 4.3 (Ownership of Shares), or (b) Fraud.

“Indefinite Seller Claims” means any claim by the Sellers under Article VIII hereof for Seller Losses arising out of or relating to (a) a breach or inaccuracy or any representation and warranty contained in Section 5.1 (Organization) or Section 5.2 (Authorization), or (b) Fraud.

“Intellectual Property” means all intellectual property rights of the Company, including: (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, drawings, schematics, proprietary information, know-how, technology, technical data and customer lists, and all documentation to the extent embodying any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Software; (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (g) all databases and data collections and all rights therein throughout the world.

“Interim Balance Sheet” has the meaning set forth in Section 3.7.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.7.

“Interim Financial Statements” has the meaning set forth in Section 3.7.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers” or “Knowledge” means a prudent Seller would be reasonably likely to discover or otherwise become aware of the fact or matter following reasonable inquiry regarding the accuracy of any representation or warranty contained in this Agreement.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, Orders, rulings (including common law rulings), approvals, or awards issued by any Governmental Entity.

“Leased Real Property” means those parcels of real property or portions thereof of which the Company is the lessee (together with those fixtures or improvements thereon that are included in the terms of the leases therefor).

“Liability” or “Liabilities” means any and all debts, liabilities, commitments, obligations, duties or responsibilities of any kind and description, whether absolute or contingent, accrued or fixed, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or of any other nature.

EXECUTION VERSION

“Licenses” means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, and encumbrances of any nature whatsoever.

“Litigation” means any litigation, legal action, arbitration, mediation, administrative or judicial proceeding, demand, or claim pending or, to the Knowledge of the Sellers, threatened, or, to the Knowledge of the Sellers, any investigation pending or threatened, against, affecting or brought by or against the Company, or any of the Company’s (i) assets or properties or (ii) present or former officers, directors, managers, employees or independent contractors, in each case in their capacities as such, in any jurisdiction, foreign or domestic.

“Maximum Earnout” has the meaning set forth in Section 2.5.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before or under the supervision of any Governmental Entity, arbitrator or mediator.

“Ordinary Course” means the ordinary course of business consistent with past practice of the Company.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, and (d) in the case of Leased Real Property, in addition to items (a), (b) and (c), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or association or other similar entity, Governmental Entity or other legal entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser at Closing in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (which following the Closing, shall include the Company) and each of their respective officers and directors, and each of the successors and assigns of any of the foregoing.

“Purchaser Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has had or has a material adverse effect on (i) the assets, Liabilities, properties, operations, business or financial condition of the Purchaser or (ii) Purchaser’s ability to consummate the transactions contemplated by this Agreement and to

EXECUTION VERSION

perform its obligations hereunder (including, without limitation, its obligations under Section 2.5 hereof); provided, however, that no facts, circumstances, events, changes, effects or occurrences resulting from, relating to or arising out of the following shall be deemed to be or constitute a Purchaser Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Purchaser Material Adverse Effect: (a) the effect of any change generally affecting the industries in which the Purchaser operate as of the date hereof (including general pricing changes), (b) the effect of any change in the economy or the financial or securities markets in the United States or elsewhere in the world, (c) the effect of any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, or (d) any change in Laws or accounting rules or principles, except in the cases of clauses (a), (b) or (c), to the extent the effect of any such changes disproportionately and materially impact the operations, business or financial condition of the Purchaser relative to other participants in the industries in which the Purchaser operates.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

“Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, registered and applications to register trade dress, intent-to-use trademark or service mark applications, or other registrations or applications for trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; and (d) domain name registrations.

“Release” means the presence, release, spill, emission, leaking, pulping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, and any exposure to Hazardous Substances.

“Representative” means, with respect to any Person, such Person’s equity holders, directors, members, managers, officers, employees, agents, consultants or Persons acting in a similar capacity.

“Section 338(h)(10) Elections” has the meaning specified in Section 6.3(d)(i).

“Seller Indemnified Parties” means the Sellers and any of their respective heirs, executors, members, successors and assigns.

“Senior Creditor” means a syndicate of financial institutions with BMO Harris Bank N.A. as the administrative agent under the Senior Financing Agreement, together with its successors and assigns.

“Senior Event of Default” means an “Event of Default” as defined in the Senior Financing Agreement.

“Senior Financing Agreement” means that certain Credit Agreement dated as September 29, 2023, among Willdan Group, Inc., as the Borrower, Purchaser as a Guarantor, the other guarantors and loan parties thereunder, and a syndicate of BMO Harris Bank N.A., as the

EXECUTION VERSION

administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Software” means all computer software programs, together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form.

“SOL Purchaser Claims” means any claim by the Purchaser under Article VIII for Purchaser Losses arising out of or relating to a breach or inaccuracy of any representation or warranty contained in Section 3.9 (Tax Returns; Taxes) or Section 3.15 (Company Employee Benefit Plans).

“Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, stamp, capital stock, real property, personal property, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added, premium, windfall profits, environmental, customs duty, profits, transaction, registration, alternative or add-on minimum and estimated taxes, composite taxes payable by the Company on behalf of shareholders, and all other taxes of any kind for which the Company has any liability imposed by any Governmental Entity, whether disputed or not, and any associated charges, interest, additions to tax, or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information return or other document (including schedules or any related or supporting information) required to be supplied to a Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means any legal, accounting, financial advisory and other third party advisory, brokerage, or consulting fees and other expenses incurred by a Party in connection with the transactions contemplated by this Agreement and other related matters.

“Treasury Regulations” means any regulations promulgated under the Code.

“Vendors” means the top twenty (20) vendors, suppliers, materialmen and other subcontractors of the Company in terms of amounts paid to such Vendors during the Company’s fiscal year ended 2024.

“Willdan” means Willdan Group, Inc., a Delaware corporation.

“Willdan Common Stock” means shares of common stock of Willdan Group, Inc., a Delaware corporation (NASDAQ: WLDN), par value $0.01 per share.

“Year 1” has the meaning specified in Section 2.5(b).

“Year 1 EBITDA Target” has the meaning specified in Section 2.5(b).

“Year 2” has the meaning specified in Section 2.5(b).

“Year 2 EBITDA Target” has the meaning specified in Section 2.5(c).

EXECUTION VERSION

“Year 3” has the meaning specified in Section 2.5(c).

“Year 3 EBITDA Target” has the meaning specified in Section 2.5(d).

“Year-End Financial Statements” has the meaning specified in Section 3.7.

Section 1.2Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender and neuter, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the word “or” is not exclusive, (e) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s), and (g) unless otherwise specified, the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof, and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time; and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time at or prior to the Closing Date.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
Section 1.3Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term below:

TermSection

Accountants2.4(d)

AcquisitionRecitals

AgreementPreamble

Causes of Action6.5(a)

Certificates2.3(a)

Claim Notice8.3(a)

Closing TNAV2.4(a)

COBRA3.15(q)

CompanyPreamble

Company Contracts3.14(a)

Continuing Employee6.6

Deductible8.5

Direct Claim8.3(a)

Dispute Period8.3(b)

Earn-Out Disagreement2.5(g)

EXECUTION VERSION

Earn-Out Financial Statement2.5(e)

Earn-Out Payment2.5(a)

Earn-Out Period2.5(a)

Earn-Out Resolution Discussions2.5(i)

EBITDA2.5(a)

Employee Benefit Plans3.15(a)

ERISA Affiliate3.15(a)

ERISA Plans3.15(a)

Final Statement2.4(b)

Final Statement Disagreement2.4(c)

Indemnification Cap8.5

Indemnification Claims8.3(a)

Indemnified Party8.3

Indemnifying Party8.3

Initial Purchase Price2.2(a)

Initial Purchase Price Adjustment2.4(a)

Leases3.5(a)

Licensed Professionals3.13(a)

PartiesPreamble

PartyPreamble

Post-Closing Tax Period3.9(e)

Pre-Closing Tax Period3.9(e)

Proceeding8.3(a)

Purchase Price2.2(b)

PurchaserPreamble

Purchaser Losses8.1

Purchaser Plan6.6(b)

Released Parties6.5(a)

Releasing Parties6.5(a)

SellerPreamble

Seller Agreements7.2(d)

Seller Losses8.2

Seller Representative9.14

Settlement8.3(b)

SharesRecitals

Straddle Period6.3(b)

Target TNAV2.4(a)

Third Party Claim8.3(a)

Transfer Taxes6.3(d)

Article II
PURCHASE AND SALE
Section 2.1Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, each Seller hereby sells, transfers and delivers to the Purchaser, and the Purchaser

EXECUTION VERSION

hereby purchases and acquires from each Seller, free and clear of all Liens, all of the Shares owned by such Seller.

Section 2.2Consideration.
(a)The aggregate cash amount to be paid by the Purchaser for the Shares at Closing shall be $19,500,000 less (i) $1,000,000 (the “Holdback Amount”), (ii) plus 176,524 of shares of Willdan Common Stock bearing a two-year trading restriction (the “Initial Purchase Price”).  The Purchaser shall pay the cash amount of the Initial Purchase Price, to each of the Sellers in cash, via 4 wire transfers of immediately available funds, in accordance with Section 2.2(b).  The Purchaser shall also pay the stock consideration of the Initial Purchase Price, to each of the Sellers via their designated stock brokerage accounts in accordance with Section 2.2(b).  The Holdback Amount under Section 2.2(a) shall be paid to Sellers, or retained by Purchaser, when, as and to the extent provided in accordance with Section 2.4(a).
(b)The Initial Purchase Price due the Sellers and the Earn-Out Payment (as defined in Section 2.5) will be allocated among the Sellers in accordance with their ownership percentages of the Shares.  The Initial Purchase Price is subject to adjustment pursuant to Section 2.4, and any such adjustment shall be allocated among the Sellers in accordance with their ownership percentages of the Shares.  The Initial Purchase Price, as adjusted, and the Earn-Out Payments due hereunder, will constitute the “Purchase Price” for purposes of this Agreement.

Section 2.3Delivery of Certificates Evidencing Shares.
(a)At the Closing, each Seller shall deliver to the Purchaser (i) any and all certificates (the “Certificates”) evidencing the Shares, and (ii) corresponding transfer instruments, in form and substance reasonably satisfactory to the Purchaser, executed for transfer.  If any Certificate shall have been lost, stolen or destroyed, that Seller shall provide an affidavit of lost certificate, in form and substance reasonably satisfactory to the Purchaser, with respect to such Certificate.
(b)The Initial Purchase Price paid upon the Closing and surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates.
(c)At Closing, each Seller shall provide to Purchaser a completed W-9 Form.
Section 2.4Adjustment to Initial Purchase Price.
(a)The Initial Purchase Price shall be adjusted upward or downward on a dollar-for-dollar basis (the “Initial Purchase Price Adjustment”) to the extent that, as of the close of business on the Closing Date, the Company’s tangible net asset value (the “Closing TNAV”), calculated as set forth below, is more or less than [REDACTED] (the “Target TNAV”).
(i)The Initial Purchase Price Adjustment will be determined by (A) preparing a Closing Date balance sheet that is mutually agreed to by the Parties,

EXECUTION VERSION

(B) calculating the difference between the Closing TNAV and the Target TNAV, and (C) making payment of the difference to the appropriate party.
(ii)The Closing TNAV will be calculated as (A) the Company’s total tangible assets, including cash, as further described in subparagraph (b) below, less (B) the Company’s total tangible liabilities (including all Transaction Expenses incurred by the Company and/or the Sellers and to be paid by the Company that have not been paid prior to Closing), and less (C) the Company’s Indebtedness and any Deferred Revenue, accrued payroll and other liabilities and accounts payable to vendors, suppliers and subcontractors.  For clarification, the Closing TNAV will be calculated from Seller’s accounting system on the accrual basis in accordance with GAAP, and shall include any work in progress, deferred Taxes arising from the change from cash to accrual tax accounting and accrued vacation, holiday, and sick time, as well as a pro rata portion of the expected year-end bonus expense for all employees and any accrued liability for incentive bonuses.  The calculation of Closing TNAV shall be consistent with the example set forth on Exhibit B.
(b)Not later than sixty (60) days after the Closing Date, the amount of the Closing TNAV shall be determined and set forth in a statement to be prepared by the Purchaser (the “Final Statement”).  The Final Statement shall be prepared from Company’s accounting system on the accrual basis in accordance with GAAP, and the Company’s TNAV as of the Closing Date calculated as described in subparagraph (a)(ii) above and consistent with the example set forth on Exhibit B.  The Parties agree that the obligation to pay the Purchase Price (or any portion thereof) will be accounted for on the Purchaser’s books and records and, accordingly, will not be considered a liability of the Company for purposes of calculating TNAV.  Purchaser shall have full access to the Company’s books and records for purposes of preparing the Final Statement.
(c)The Purchaser shall cause the Final Statement to be delivered to the Seller Representative for review by the Sellers and their accountants.  The Final Statement shall be final and binding upon the Parties for all purposes, unless the Seller Representative shall notify the Purchaser in writing, not later than thirty (30) days from the Seller Representative’s receipt of the Final Statement, of a disagreement with the amounts reflected in the Final Statement (the “Final Statement Disagreement”), in which event the provisions of subparagraph (d) below shall apply.  Such notice shall specify all items as to which there is disagreement, including the amount, and provide an explanation of the basis for such disagreement.  During the 30-day review period, the Seller Representative shall have full access to the Company’s books and records, and the Purchaser shall make available to the Seller Representative, at reasonable times and upon reasonable notice, the employees, representatives and agents of the Purchaser who prepared, or assisted in the preparation of, the Final Statement.  The failure of the Seller Representative to timely notify the Purchaser in writing of the existence of a Final Statement Disagreement shall be deemed, for all purposes, the Seller Representative’s acceptance of the Final Statement.
(d)In the event and to the extent that the Seller Representative shall timely notify the Purchaser in writing, as provided in subparagraph (c) above, of a Final Statement Disagreement, the Parties shall attempt, in good faith, to resolve such disagreement.  In the

EXECUTION VERSION

event the Parties are unable to resolve such Final Statement Disagreement within ten (10) Business Days from the date of receipt by the Purchaser of notice from the Seller Representative of the Final Statement Disagreement, each of the Purchaser and the Seller Representative shall, within ten (10) Business Days, submit to representatives of a mutually agreed CPA firm (the “Accountants”) its or his proposal concerning what the amount of Closing TNAV should be, together with all relevant financial data, and the Final Statement Disagreement shall be submitted for final and binding arbitration and resolution by the Accountants.  In resolving the Final Statement Disagreement, the Accountants shall only consider those items or amounts in the Final Statement as to which the Parties disagree.  After completing their review of the Final Statement Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion (and the resulting amounts) in writing to the Seller Representative and the Purchaser.  The Parties shall instruct the Accountants to deliver their written conclusion to the Purchaser and the Seller Representative no later than thirty (30) days following the conclusion of the presentation of the Purchaser’s and the Seller Representative’s respective proposals to the Accountants.  The decision of the Accountants regarding such adjustment shall be final and binding upon the Parties for all purposes and enforceable in any court of competent jurisdiction.  The fees and costs of the Accountants, if any, in connection with such arbitration shall be shared by the Sellers and the Purchaser in inverse proportion to the amounts in dispute determined to be for the account of the Sellers and the Purchaser, respectively.
(e)In the event the Closing TNAV is finally determined to equal or exceed the Target TNAV, the excess and the remaining balance of the Holdback Amount shall be paid to the Sellers in accordance with Section 2.2(b).  In the event the Closing TNAV is finally determined to be less than the Target TNAV, the Purchaser shall be entitled to retain a portion of the Holdback Amount equal to the amount by which the Closing TNAV is finally determined to be less than the Target TNAV and within five Business Days of acceptance of the final determination of the Closing TNAV the Seller Representative shall collect the amount of any deficiency in excess of the Holdback Amount from the Sellers and pay to the Purchaser the full amount of such deficiency in cash.  Any payment required by this subparagraph (e) shall be made within ten (10) days after the determination that there is no dispute among the Parties with respect to the Final Statement if there is no such dispute, or ten (10) days after the resolution of any such dispute (by arbitration or otherwise) pursuant to subparagraph (d) hereof.

Section 2.5Earn-Out Consideration.  In addition to the Initial Purchase Price, the Sellers may receive additional consideration of up to $18,000,000 (the “Maximum Earnout”) payable in cash, over a three-year earn-out period following the Closing Date (the “Earn-Out”).  The Earn-Out, described below, will be paid in accordance with the following terms (it is being understood that the aggregate of all Earn-Out payments paid to Sellers pursuant to this Agreement shall not exceed the Maximum Earnout under any circumstances):

(a)With respect to the period of the first thirty-six months of operations as a unit or subsidiary of the Purchaser (the “Earn-Out Period”), the Purchaser will make an earn-out payment based upon the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) during the first, second and third twelve-month period

EXECUTION VERSION

comprising the Earn-Out Period (the “Earn-Out Payment). For purposes of determining the Earn-Out, EBITDA for any twelve-month period is defined as earnings from operations of the Company during such twelve-month period determined in accordance with GAAP as adjusted for interest, income taxes, depreciation and amortization allocable to such twelve-month period in accordance with GAAP.  The calculation of the Company’s EBITDA will include [REDACTED].

(b)If the Company generates EBITDA of or exceeding [REDACTED] (the “Year 1 EBITDA Target”) during the twelve-month period beginning on the Closing Date and ending on the day prior to the first anniversary of the Closing Date (such period, “Year 1”), the Purchaser will make an Earn-Out Payment of [REDACTED].  For EBITDA of less than [REDACTED] but more than [REDACTED] for Year 1, the amount of the Earn-Out Payment required to be paid in respect of year 1 will be pro rated based upon [REDACTED].  No Earn-Out Payment is payable for Year 1 if the Company’s EBITDA is less than [REDACTED]. The Earn-Out Payment is to be paid in cash to the Seller Representative for distribution to the Sellers under Section 2.2(b) within eighty-five (85) days after the first anniversary of the Closing Date, or ten (10) days after the resolution of an Earn-Out Disagreement.  If the maximum Earn-Out Payment of $[REDACTED] is not fully achieved in Year 1, the balance not earned shall be carried over into the twelve-month period beginning on the first anniversary of the Closing Date and ending on the day prior to the second anniversary of the Closing Date (such period, “Year 2”) as an addition to the maximum $[REDACTED] Earn-Out Payment potentially earned in respect of Year 2.  Additionally, if the Company’s EBITDA for Year 1 exceeds or falls short of the Year 1 EBITDA Target, the excess shall be carried over into Year 2 as a credit or the shortfall shall be carried into Year 2 as a debit, to the Company’s EBITDA for Year 2.

Year 1 Example #1: [REDACTED].

Year 1 Example #2: [REDACTED].

(c)If the Company generates EBITDA (adjusted to reflect any amount carried over from Year 1 as a credit or debit) of or exceeding [REDACTED] (the “Year 2 EBITDA Target”) during Year 2, the Purchaser will make an Earn-Out Payment of $[REDACTED] plus any carry over from Year 1 added to the maximum Earn-Out Payment for Year 2 as described in (b) above.  For EBITDA (adjusted to reflect any amount carried over from Year 1 as a credit or debit) of less than $[REDACTED] but more than $[REDACTED] for Year 2, the Earn-Out Payment will be pro rated based upon  the quotient of (i) the amount by which the Company’s EBITDA for Year 2 exceeds $[REDACTED], divided by (ii) $[REDACTED] plus the Earn-Out Tax Gross Up.  No Earn-Out Payment is payable for Year 2 if the Company’s EBITDA for Year 2 is less than [REDACTED].  The Earn-Out Payment is to be paid in cash to the Seller Representative for distribution to the Sellers under Section 2.2(b) within eighty-five (85) days after the second anniversary of the Closing Date, or ten (10) days after the resolution of an Earn-Out Disagreement.  If the maximum Earn-Out Payment is not fully achieved in Year 2 (which maximum shall be $[REDACTED] plus any portion of the Earn-Out not fully achieved in Year 1 that has been carried over into Year 2), the balance shall be carried over as an addition to the maximum $[REDACTED] Earn-Out Payment potentially earned

EXECUTION VERSION

in respect of the twelve-month period beginning on the second anniversary of the Closing Date and ending on the day prior to the third anniversary of the Closing Date (such period, “Year 3”).  Additionally, if the Company’s EBITDA for Year 2 (adjusted to reflect any amount carried over from Year 1 as a credit or debit) exceeds or falls short of the Year 2 EBITDA Target, the excess shall be carried over into Year 3 as a credit or the shortfall shall be carried into Year 3 as a debit, to the Company’s EBITDA for Year 3[REDACTED].

Year 2 Example #1: [REDACTED].

Year 2 Example #2: [REDACTED].

(d)If the Company generates EBITDA (adjusted to reflect any amount carried over from Year 2 as a credit or debit) of or exceeding $[REDACTED] (the “Year 3 EBITDA Target”) during Year 3, the Purchaser will make an Earn-Out Payment of $[REDACTED] plus any carry over from Year 2 as described in (c) above. For EBITDA (adjusted to reflect any amount carried over from Year 2 as a credit or debit) of less than $[REDACTED] but more than $[REDACTED], the Earn-Out Payment will be pro rated based upon the quotient of (i) the amount by which the Company’s EBITDA for Year 3 exceeds $[REDACTED], divided by (ii) $[REDACTED]. No Earn-Out Payment is payable if the Company’s EBITDA (adjusted to reflect any amount carried over from Year 2 as a credit or debit) is less than $[REDACTED] for Year 3. The Earn-Out Payment is to be paid in cash to the Seller Representative for distribution to the Sellers under Sections 2.2(b) within eighty-five (85) days after the third anniversary of the Closing Date, or ten (10) days after the resolution of an Earn-Out Disagreement.

Year 3 Example 1: [REDACTED].

(e)The financial statement showing the Company’s EBITDA for each year of the Earn-Out Period (the “Earn-Out Financial Statement”) shall be prepared by the Purchaser in accordance with GAAP and delivered to the Seller Representative no later than forty-five (45) days following the end of each year of the Earn-Out Period.  Unless there is a disagreement with the Earn-Out Financial Statement (an “Earn-Out Disagreement”) (which shall be resolved in accordance with subparagraph (h) below), the Purchaser shall, within ten (10) days following the acceptance or deemed acceptance by the Seller Representative of the Earn-Out Financial Statement, pay the appropriate Earn-Out Payment to the Seller Representative in cash via wire transfer of immediately available funds for appropriate distribution under Sections 2.2(b).  If there is an Earn-Out Disagreement, the amount of the Earn-Out Payment not in dispute shall be paid pursuant to the immediately preceding sentence.

(f)The Earn-Out Financial Statement shall be final and binding upon the parties hereto unless the Seller Representative notify the Purchaser in writing, not later than thirty (30) days from the Seller Representative’s receipt of the Earn-Out Financial Statement, of an Earn-Out Disagreement.  Such notice of Earn-Out Disagreement shall specify all items as to which there is an Earn-Out Disagreement, including the amount,

EXECUTION VERSION

and provide an explanation of the basis for such Earn-Out Disagreement; provided, however, that the Seller Representative shall not be precluded from raising additional points of disagreement or providing additional explanations in the subsequent discussions and arbitration discussed in subparagraph (i) below.  The Seller Representative’s failure to timely notify the Purchaser in writing of the existence of an Earn-Out Disagreement shall be deemed, for all purposes, to be the Seller Representative’s acceptance of the Earn-Out Financial Statement.

(g) In the event and to the extent that the Seller Representative shall timely notify the Purchaser in writing, as provided in subparagraph (g) above, of an Earn-Out Disagreement, the Parties hereto shall attempt, in good faith, to resolve such Earn-Out Disagreement (“Earn-Out Resolution Discussions”).  In the event that the Parties are unable to resolve such Earn-Out Disagreement within twenty (20) Business Days after the date of receipt by the Purchaser of notice from the Seller Representative of the Earn-Out Disagreement, the Purchaser and the Seller Representative shall, within ten (10) Business Days, submit to the Accountants its or his proposal to settle the Earn-Out Disagreement.  Further, the Parties shall submit to the Accountants all relevant financial data, and the Earn-Out Disagreement shall be submitted for final and binding arbitration and resolution by the Accountants.  In resolving the Earn-Out Disagreement, the Accountants shall only consider those items or amounts in the Earn-Out Financial Statement as to which the Parties have continued to disagree after the Earn-Out Resolution Discussions.  After completing their review of the Earn-Out Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion in writing to the Seller Representative and the Purchaser.  The Parties shall instruct the Accountants to deliver their written conclusion to the Purchaser and the Seller Representative no later than thirty (30) days following the conclusion of the presentation of the Purchaser’s and the Seller Representative’s respective proposals on the Earn-Out Disagreement to the Accountants.  The decision of the Accountants shall be final and binding upon the parties hereto for all purposes and enforceable in any court of competent jurisdiction.  Within ten (10) days following the decision of the Accountants, the Purchaser shall make the required payment in cash to the Seller Representative for appropriate distribution, via wire transfer of immediately available funds.  The fees and costs of the Accountants, if any, in connection with such arbitration shall be shared by the Purchaser and the Sellers in inverse proportion to the amounts of the disputed EBITDA amount determined to be for the account of the Sellers and the Purchaser, respectively.

(h)The Purchaser will make the work papers and back-up materials used in preparing the Earn-Out Financial Statements, and the books, records and financial staff of the Purchaser and the Company, available to the Seller Representative and his accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Purchaser of the Earn-Out Financial Statement, (B) the review by the Seller Representative of the Earn-Out Financial Statement, and (C) the resolution by the Parties of any objections thereto.

(i)Until the expiration of the Earn-Out Period, except as consented to in writing by the Seller Representative, the Purchaser shall:

EXECUTION VERSION

(i)conduct the operations of the Company in the usual and Ordinary Course to the extent such conduct is in compliance with the Purchaser’s operating policies (copies of which have been provided to Seller Representative) and take no action intended to, or that would knowingly result in a reduction in EBITDA below that which would have been achieved if such action had not been taken;

(ii) use best efforts to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Company as of the Closing Date and during the Earn-Out Period;

(iii)maintain a financial reporting system that will separately account for EBITDA, and allow Seller Representative reasonable access to such system from time to time during the Earn-Out Period;

(iv)make reasonable commercial efforts to ensure that the Company maintains the services of any technical and management employees who are essential to perform any then current Contracts of the Company;

(v)not terminate, transfer, assign or novate to any Person any then current Contracts of the Company or those executed within the Earn-Out Period without first mutually agreeing to make a pro-rata adjustment of the Earn-Out targets;

(vi) regularly consult with and consider in good faith the recommendations and requests of the Seller Representative regarding management of then current projects, and bidding on new projects proposed to be undertaken by the Company;

(vii)consult with and consider in good faith the recommendations and requests of the Seller Representative regarding the budget for the Company during the Earn-Out Period;

(viii)consult with and consider in good faith the recommendations and requests of the Seller Representative regarding employees’ salaries and bonuses and office openings and closures; and

(ix) provide as appropriate in the then current circumstances reasonable support to the Company as may be reasonably requested by the Seller Representative from time to time, in the Ordinary Course, including, without limitation, working capital, technical support, equipment, office space, supplies and assistance with recruiting and other corporate functions; provided, however, that any direct costs mutually agreed to be borne by the Purchaser solely for the benefit of the Company will be accrued for purposes of determining the Earn-Out Payment.

(j)Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be obligated to pay any portion of the Earn-Out Payment on the date of such payment is otherwise due hereunder if and to the extent that the payment of such amount would result in a Senior Event of Default or a Senior Event of Default exists at the time of such

EXECUTION VERSION

contemplated payment..  Purchaser shall pay any amount which is deferred under this section as soon as the restrictions set forth in the preceding sentence no longer apply.  Sellers acknowledge and agree that any failure by Purchaser to pay all or any portion of the Earn-Out Payment on the date otherwise due hereunder by virtue of this section shall not constitute a default under or a breach of this Agreement for any reason provided, however, that any portion of the Earn-Out Payment that is deferred pursuant to this Section 2.5(j) shall bear interest at a per annum rate of 10%, compounded quarterly from the date of the deferral until paid in full.  . The Senior Creditor shall be an express third-party beneficiary with respect to this section.

(k) The Earn-Out Payment shall not be dependent on the Sellers, or any of them remaining in the employ of the Company.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS RELATING TO THE COMPANY

The Sellers hereby represent and warrant to the Purchaser, jointly and severally, as of the date hereof, that, except as set forth in the Disclosure Schedule:

Section 3.1Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as currently conducted.  The Company is duly qualified to transact business as a foreign entity and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its Business requires such qualification except where the failure to qualify would not, individually or in the aggregate, have a Company Material Adverse Effect.  A list of the jurisdictions in which the Company is qualified to conduct its Business is set forth in Schedule 3.1.  The Sellers have previously made available to the Purchaser complete copies of the Company’s articles of incorporation and bylaws, each as amended to date.
Section 3.2Authorization.  The Company has all necessary corporate power and authority to execute and deliver the Company Ancillary Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution, delivery and performance by the Company of the Company Ancillary Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action.  When each of the agreements that are Company Ancillary Documents to which the Company is a party have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery thereof by the other parties thereto, each such agreement will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

EXECUTION VERSION

Section 3.3Shares.  The Shares owned by the Sellers constitute all of the outstanding Shares of the Company.  Schedule 3.3 accurately and completely sets forth the number of all Shares of the Company that are authorized and outstanding, and the holder thereof.  Except as set forth in Schedule 3.3, (a) there are no outstanding options, warrants, rights, calls, conversion rights, rights of exchange, subscriptions, or convertible or exchangeable securities relating to the Shares; (b) there are no distributions that have accrued but are unpaid on the Shares or other equity interests of the Company; (c) there are no outstanding Contracts of the Company or any Seller to purchase or otherwise acquire any outstanding Shares or other equity interests of the Company, or securities or obligations of any kind convertible into any Shares or other equity interests of the Company; and (d) there are no Contracts between any Seller and any other Person relating to the management of the Company or any equity interest of the Company.
Section 3.4Absence of Restrictions and Conflicts.
(a)Except as set forth on Schedule 3.4(a), the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Company Ancillary Documents does not and will not, (i) conflict with or violate the Company’s articles of incorporation or bylaws, each as amended to date, (ii) conflict with or violate any Law applicable to the Company, or by which any property or asset of the Company is bound, or (iii) require any consent which has not been previously obtained or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of any Lien or other encumbrance on any property or asset of the Company, in all cases, pursuant to any of the terms, conditions or provisions of any Contract to which the Company is a party, except with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b)Except as set forth on Schedule 3.4(b), the execution and delivery by the Company of the Company Ancillary Documents to which it is a party does not, and the performance of its obligations thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where such consent, approval, authorization or permit has been previously obtained, such filing or notification has been previously made, or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
Section 3.5Real Property.
(a)Schedule 3.5(a) correctly identifies all Leased Real Property, and the Sellers have delivered, or caused to be delivered, to the Purchaser all leases, agreements and subleases, and any amendments thereto, with respect to such Leased Real Property (the “Leases”).  The Leases are in full force and effect, and there are no existing material defaults or any events that with the passage of time or the giving of notice, or both, would constitute an event of default by the Company under any Lease to which it is a party, or, to the Knowledge of the Sellers, by any other party to any Lease.  Except as described in

EXECUTION VERSION

Schedule 3.5(a), no consent, waiver, approval or authorization that has not been previously obtained is required from the landlord or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Schedule 3.5(b) correctly identifies all real property owned by the Company including any liens or other contingent liabilities attached thereto. The real property value is equal to or greater than it’s carrying value on the Company’s financial statements.(c) With respect to each piece of Leased Real Property, the Company, as applicable, has a good and valid leasehold interest, and, to the Knowledge of the Sellers, each such leasehold interest is free and clear of any Lien except for Permitted Liens, except as set forth on Schedule 3.5(c).  To the Knowledge of the Sellers, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the Leased Real Property.  Other than the Company, as applicable, to the Knowledge of the Sellers, there are no parties in possession or parties having any rights to occupy any of the Leased Real Property that is leased by the Company.

(d) Each piece of Leased Real Property is adequate and suitable in all material respects for the purposes for which it is currently being used.  To the Knowledge of the Sellers, the Company has reasonably adequate rights of ingress and egress with respect to all Leased Real Property and the improvements thereon pursuant to public streets and roads or by good, marketable and insurable appurtenant easements.

(e)The Company does not owe any brokerage commission with respect to any Leased Real Property.

(f)The Leased Real Property constitutes all of the real property utilized by the Company in the operation of its Business and is sufficient for the Company to operate the Business as currently conducted.

Section 3.6Title to Assets; Related Matters.  Except as set forth in Schedule 3.6, the Company has good and valid title to all of its properties and assets, free and clear of all Liens, except Permitted Liens.  All material equipment and other material items of tangible personal property and assets of the Company (a) are in good operating condition and capable being used for their intended purposes, ordinary wear and tear excepted, and (b) are usable in the Ordinary Course.  There has not been any significant interruption of operations of the Business due to, or notice from any Governmental Entity with respect to, inadequate maintenance by the Company of any tangible personal property and assets.  Except as disclosed in Schedule 3.6 or incurred in the Ordinary Course, the Company has not sold, transferred or disposed of any material assets.  The assets and properties of the Company constitute all of the material assets, services, properties, goodwill and rights (including Company Intellectual Property rights) used in the business of the Company as currently conducted.  All of the Business assets and properties located at the Leased Real Property are owned or validly leased by the Company, as applicable.  No asset or property used in, or held for use in, the Business is leased from or owned by any Seller or an Affiliate of any Seller (other than the Company).

EXECUTION VERSION

Section 3.7Financial Statements.  Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company at December 31st, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Year-End Financial Statements”) are attached as Schedule 3.7, and unaudited financial statements consisting of the balance sheet of the Company as at January 31, 2025 and the related statement of income for the one month period then ended (the “Interim Financial Statements”) and together with the Year-End Financial Statements, (the “Financial Statements”) are included in the Disclosure Schedule and have been delivered to the Purchaser.  The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The balance sheet of the Company as of December 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of January 31, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  [REDACTED].

Section 3.8Accounts Receivable.  All billed and unbilled accounts receivable of the Company (a) arose in the Ordinary Course, (b) except as provided in the associated allowance for doubtful accounts on the Final Statement, are valid, existing and, collectible without resort to legal proceedings or collection agencies, and (c) except as set forth on Schedule 3.8, are not subject to any refund or adjustment or, any defense, right of set-off, assignment, restriction, security interest or other lien.  Except as set forth on Schedule 3.8, no third party has initiated or, to the Knowledge of the Sellers, threatened in writing to initiate, a dispute regarding the collectability of any accounts receivable.  All billed and unbilled accounts receivable reflected in the Final Statement, net of the associated allowance for doubtful accounts, are fully collectible within one hundred eighty (180) days after the date hereof and payable at their face amounts.  The Company has never factored any of its respective accounts receivable.  No account receivable set forth on Schedule 3.8 is with a party with whom the Company has had or settled a dispute regarding the collection of any past account receivable.
Section 3.9Tax Returns; Taxes.
(a)The Company has timely filed with all appropriate Governmental Entities all income and other Tax Returns required to be filed prior to the Closing Date by it in respect of all applicable Taxes of the Company.  All such Tax Returns are correct and complete in all material respects and were prepared in compliance in all material respects with applicable Law.  All Taxes due pursuant thereto (whether or not shown as due on any Tax Return) were paid when due.
(b)To the Knowledge of the Sellers, no written claim has ever been made by a Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(c)There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

EXECUTION VERSION

(d)Except as set forth in Schedule 3.9(d), the Company has collected and withheld all Taxes that they have been required to collect or withhold and have timely submitted all such collected and withheld Taxes to the appropriate authorities.  The Company has complied in all material respects and is in compliance in all material respects with all applicable Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected or withheld.  All individuals paid by the Company for providing services to the Company have been properly classified as either employees or independent contractors in accordance with the Code and applicable Tax laws.
(e)Except as set forth in Schedule 3.9(e), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period beginning after the Closing Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of United States, state or local or non-United States Tax law) other than as a result of the transactions contemplated hereunder, (ii) written agreement with a Tax authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period, (iii) deferred intercompany gain described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Tax law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.
(f)To the Knowledge of the Sellers, there is no notice from any Governmental Entity with respect to the assessment of any additional Taxes of the Company for any period for which Tax Returns have been or will be filed.  To the Knowledge of the Sellers, there is no Litigation between the Company and any governmental Entity concerning any Liability for Taxes of the Company.  No Tax audits or other administrative proceedings are presently pending or, to the Knowledge of the Sellers, threatened with respect to any Taxes for which the Company has been or could be liable.
(g)The Company has made available to the Purchaser true, correct and complete copies of all federal, state, local and foreign Tax Returns and all written communications from or to the IRS or other Governmental Entity in the Company’s custody, possession or control and relating to any such Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company since December 31, 2021.
(h)The Company has not executed or entered into with any taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operation of the Company, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

EXECUTION VERSION

(i)Except as set forth in Schedule 3.9(i), no Tax assessment or deficiency which has not been paid, or for which an adequate reserve has not been set aside, has been made or proposed in writing against the Company, nor are any of the Tax Returns now being or, to the Knowledge of the Sellers, threatened to be audited.  All Tax deficiencies determined as a result of any completed audit have been satisfied.  The Company has delivered or otherwise made available to the Purchaser complete copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by the Company for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company.
(j)The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Law) in connection with the transactions contemplated by this Agreement.
(k)The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement, excluding, however, any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements.
(l)Except as set forth in Schedule 3.9(l), the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.
(m)The Company has no material liability for the Taxes of any Person other than the Company (A) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, or (C) by a contract other than contracts entered into in the Ordinary Course or any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements.
(n)To the Knowledge of the Sellers, the Company will not be required to make an adjustment to any Tax attribute of, or the basis of any asset of, the Company under Section 1.1502-36(d) of the Treasury Regulations as a result of the transactions contemplated by this Agreement.

(o)The Company is not under examination by any taxing authority.

(p)The Company has at all times from its incorporation through the Acquisition been treated as a validly existing “S corporation” within the meaning of Section 1361(b) and 1362 of the Code for U.S. federal and applicable state and local income Tax purposes.

(q)There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

EXECUTION VERSION

Section 3.10No Undisclosed Liabilities.  Except as set forth in the Financial Statements or Schedule 3.10, the Company has no Liabilities of a nature required by GAAP to be reflected on the face of a balance sheet or in the notes thereto, other than (a) Liabilities incurred since the date of the Balance Sheet in the Ordinary Course, (b) forward-looking obligations to perform under any Contracts of the Company, or (c) the matters disclosed in or arising out of matters set forth in the schedules to this Agreement.
Section 3.11Absence of Certain Changes.  Since December 31, 2024, and except as set forth in Schedule 3.11 and for matters incurred in the Ordinary Course, (a) there has not been any Company Material Adverse Effect or any state of facts, circumstance, event, change, effect or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) the Company has not:
(i)amended its organizational documents or merged or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of its Business;
(ii)failed to maintain its Books and Records in the Ordinary Course;
(iii)issued, sold or purchased any options or rights to subscribe, with respect to its capital stock or other equity interests, or entered into any Contract or commitment to issue, sell or purchase, any shares of its capital stock or other equity interests;
(iv)issued any note, bond or other debt security, or created, incurred, assumed or refinanced any Indebtedness, or guaranteed any Indebtedness, or incurred or assumed any Liability (whether or not currently payable), or incurred any Lien on any of its assets or rights;
(v)acquired any assets or properties or made or authorized, accelerated or deferred any capital expenditures;
(vi)declared, set aside or paid any dividends or made any other distributions of any kind to its shareholders or holders of equity interests, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock, units or other equity interests;
(vii)changed any of its accounting or tax methods, policies, practices, or principles, changed its reserve amounts or policies, changed any depreciation or amortization policies or previously adopted rates, or written-off as uncollectible any accounts receivable;
(viii)amended any Tax Return;
(ix)changed any working capital practice, including accelerated any collections of cash or accounts receivable or deferred or delayed payments, or failed to make timely accruals, with respect to accounts payable and Liabilities incurred in the Ordinary Course;

EXECUTION VERSION

(x)materially damaged any material assets or properties of the Company, or any other Person, or incurred or caused any material loss, destruction or casualty not covered by insurance;
(xi)settled or compromised any Litigation or waived or released any material right of the Company;
(xii)paid, discharged or satisfied any Liability or Lien other than Indebtedness as it matures and becomes due and payable;
(xiii)compromised or settled any issue relating to Taxes of the Company, agreed to any adjustment of any Tax attribute of the Company, or made any material election with respect to Taxes;
(xiv)acquired, sold, transferred, or disposed of, or agreed to acquire, sell, transfer, or otherwise dispose of, or entered into any agreement requiring the consent of any party to the transfer and assignment of, any material assets or rights (including management and control thereof) of the Company;
(xv)(A) hired any individual as an employee, (B) hired or engaged any individual as a consultant or independent contractor of the Company, (C) increased the annual salary, bonus or other compensation payable or to become payable to any employee, consultant or independent contractor of the Company, other than normal year-end increases; (D) increased the coverage or benefits available under any existing, or created any new, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement or otherwise modified or amended or terminated any such plan or arrangement, (E) entered into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amended any such existing agreement) with any employee, consultant or independent contractor of the Company, except, in each case, as required by applicable Law or by the terms of any Employee Benefit Plan, or (F) transferred any employment contract or arrangement of any employee, consultant or independent contractor of the Company to any Affiliate of any Seller;
(xvi)made any loans to any of its Affiliates or Representatives or changed any of its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Employee Benefit Plan or otherwise;
(xvii)entered into, modified or terminated any labor or collective bargaining agreement covering any employee of the Company or, through negotiations or otherwise, made any commitment or incurred any Liability to any labor organization or other group representing any employee of the Company or group thereof;
(xviii)other than salaries and bonuses payable to Sellers as employees of the Company and distributions to the Sellers, entered into any transaction between

EXECUTION VERSION

the Company, on the one part, and any of the Affiliates of the Company, on the other part;
(xix)entered into any material real estate or personal property lease (as lessor or lessee);
(xx)made any changes in any of its sales practices or credit terms;
(xxi)waived any rights of material value or taken any actions with respect to collection practices that would reasonably be expected to result in any material losses or material adverse changes in collection loss experience;
(xxii)changed its manner of managing working capital; or
(xxiii)entered into any Contract outside the Ordinary Course, to do any of the things described in the preceding clauses (i) through (xxi).
Section 3.12Legal Proceedings.  Schedule 3.12 sets forth all Litigation of the Company for the three years prior to the date hereof, including the name of the claimant, the date of the alleged act or omission, a narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier (if referred), the estimated amount of exposure, the amount the Company has accrued with respect to such matter, or the amount of the Company’s claim and estimated expenses in connection with such matters.  Except as set forth on Schedule 3.12, there is no current Litigation to which the Company is a party or in which the Company is otherwise involved, and, to the Knowledge of the Sellers, no such Litigation has been threatened by any Person.  The Company has no Liability with respect to any past Litigation to which it was a party or was otherwise involved which is not fully covered by insurance policies.  There is no Order or other determination of an arbitrator or Governmental Entity specifically applicable to the Company, or any of the Company’s assets or properties.  There is no Litigation relating to alleged unlawful discrimination or sexual harassment or any other Litigation that if determined adversely to the Company would be deemed a violation of Section 3.13 hereof.  There is no Litigation which seeks to prevent, or seeks Damages in connection with, consummation of the Acquisition or the other transactions contemplated hereby or by the Company Ancillary Documents.
Section 3.13Compliance with Laws.
(a)Except as set forth in Schedule 3.13, to the Knowledge of the Sellers, the Company’s employees, consultants and independent contractors who are required as related to the Business to obtain and maintain Licenses in respect of their duties to the Company (such employees, consultants and independent contractors collectively, the “Licensed Professionals”) have maintained and have materially complied with, and maintain and are in material compliance with, all Licenses and Laws applicable to the Company, the Business, and the Licensed Professionals.  To the Knowledge of the Sellers, all such Licenses held by the Company or the Licensed Professionals are valid and in full force and effect, and there is no Litigation that could reasonably be expected to result in the termination, impairment or nonrenewal thereof.
(b)Except as set forth in Schedule 3.13, the Company, and its respective properties, assets, business and operations, have been and are being operated and have been

EXECUTION VERSION

and are in compliance in all material respects with all Laws and Orders applicable to such properties, assets, business or operations.  The Company has not received a written notice or other written communication alleging a possible violation of any Law or Order applicable to its properties, assets, business or operations, and no such written notice, communication or allegation has been threatened in writing.
(c)Neither the Company nor any of its respective shareholders, directors, or officers, or to the Knowledge of the Sellers, employees, managers, agents or other representatives, has, in connection with the Business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment payable, to:  (i) any person who is a Foreign Official; or (ii) any other Person, in either case in violation of any applicable Law for any of the following purposes:  (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.
Section 3.14Company Contracts.
(a)Schedule 3.14(a) sets forth a correct and complete list of the following Contracts and bids to which the Company is a party, by which the Company, or any of their respective assets or properties, is subject, or by which the Company is otherwise bound (collectively, the “Company Contracts”) (other than the Employee Benefit Plans described in Section 3.15, the Employment Agreements described in Section 3.17 and the insurance policies described in Section 3.18) and:
(i)any voting trusts or similar agreements relating to any of the Shares to which any Seller or the Company is a party;
(ii)all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts evidencing or governing Indebtedness;
(iii)any Contracts relating to the making of any loan or advance by the Company;
(iv)all leases or licenses involving any personal property or asset requiring the payment by the Company of an amount in excess of [REDACTED]  per lease or license;
(v)any Contract that imposes any non-compete, non-solicitation or exclusivity restriction on the Company with respect to any line of the Business in which the Company is currently engaged or geographic area with respect to the Company;

EXECUTION VERSION

(vi)any Contract that limits the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or property;
(vii)all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of [REDACTED] per Contract;
(viii)all Contracts granting to any Person (other than the Company) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets which are material to the Company;
(ix)any sales, broker, distributor, dealer, representative, franchise or agency agreements;
(x)all joint venture or partnership Contracts and all other similar Contracts providing for the sharing of any profits by the Company;
(xi)all Contracts involving the sale or purchase of substantially all of the assets or equity of any Person, or a merger, consolidation or business combination transaction;
(xii)all current Contracts with any Customers of the Company pursuant to which the Company expects to receive at least [REDACTED];
(xiii)all current Contracts with any Vendors pursuant to which the Company expects to spend at least [REDACTED];
(xiv)any Contract, other than Contracts with Customers, Vendors or suppliers of the Company entered into in the Ordinary Course, under which the Company has agreed to indemnify, or to provide any warranty or guaranty in favor of, any Person;
(xv)any license, sublicense or royalty agreement, including any agreement pursuant to which the Company licenses the right to use any Company Intellectual Property that is owned by the Company to any Person or from any Person, and any research and development agreements by which Company Intellectual Property has been created;
(xvi)any Government Contract the period of performance of which has not yet expired;
(xvii)any pending Government Bid;
(xviii)any non-Customer Contract that (A) cannot be terminated by the Company, as applicable, upon thirty (30) days or less notice any time without penalty or payment of cash consideration in excess of $[REDACTED] to the counterparty and (B) involves aggregate consideration in excess of $[REDACTED];

EXECUTION VERSION

(xix)any Contract that requires the payment of commissions, finder’s fees or similar payments by the Company.

(xx) all other Contracts not made in the Ordinary Course which are material to the Company; and

(xxi) any Contract, other than as set forth above, to which the Company, or any Affiliate of the Company, is a party, the breach, violation or termination of which, or default under, by any party thereto, would reasonably be expected to result in a Company Material Adverse Effect.

(b)Correct and complete copies of all Company Contracts have been made available to the Purchaser to the extent such Company Contracts are in the Company’s possession or control.  The Company Contracts (other than Government Bids) are legal, valid, binding and enforceable in all material respects in accordance with their respective terms with respect to the Company, and, to the Knowledge of the Sellers, each other party to such Company Contracts, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(c)Except as set forth in Schedule 3.14(c):
(i)there is no default under any Company Contract by the Company or, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Sellers, any other party;
(ii)no party to any Company Contract has given written notice to the Company or, to the Knowledge of the Sellers, oral notice to the Company, of or made a claim against the Company with respect to any breach or default thereunder;
(iii)no party to any Company Contract has given written notice to the Company or, to the Knowledge of the Sellers, oral notice to the Company that it intends to cancel, withdraw, modify or amend any such Contract;
(iv)with respect to each Company Contract, (A) to the Knowledge of the Sellers, the Company, as applicable, has complied with all material terms and conditions of such Company Contract, including all clauses, provisions and requirements incorporated expressly or by reference therein; (B) the Company, as applicable, has complied, in all material respects, with all requirements of any statute, rule, regulation or Order of any Governmental Entity or any agreement pertaining to such Company Contract; (C) to the Knowledge of the Sellers, all representations and certifications executed, acknowledged or set forth in or pertaining to such Company Contract were current, accurate and complete in all material respects as of their effective date, and the Company, as applicable, has complied in all material respects with all such representations and certifications;

EXECUTION VERSION

(D) no Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Company, as applicable, in writing or, to the Knowledge of the Sellers, orally, that the Company, as applicable, has breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; (E) in writing, no termination for convenience, termination for default, cure notice or show cause notice has been issued with respect to a Company Contract; (F) except for questions and disallowances in the Ordinary Course, no cost incurred by the Company has been questioned or disallowed by a Customer or Governmental Entity; and (G) to the Knowledge of the Sellers, except as permitted by the Company Contract or agreed to in the Ordinary Course, no money due to the Company, as applicable, has been withheld or set off;
(v)there exists (A) no financing arrangements with respect to the performance by the Company; (B) no outstanding claims or requests for financial adjustments against the Company, either by any party to a Company Contract, any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Company Contract, other than claims as to which the Company has established a reserve; (C) no contract disputes for which written notice has been given and to the Knowledge of the Sellers, no other contract disputes, in each case between the Company, as applicable, and any party to a Company Contract, any Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Company Contract, other than disputes as to which the Company has established a reserve;
(vi)to the knowledge of the Sellers, except as set forth in Schedule 3.14(c)(vi), (A) the revenue and profit associated with each of the Company Contracts, as applicable, have been recorded in accordance with the Company’s accounting practices and (B) there exists no Company Contract, that the Company expects to receive at least $500,000, with a period of performance that has not yet ended as to which the Company’s, as applicable, estimated cost at completion (including material and labor costs, other direct costs, overheads and engineering costs, whether incurred or yet to be incurred), exceeds the aggregate contract revenue recorded or reasonably expected by the Sellers to be recorded under such Company Contract through completion in accordance with GAAP.
(d)Except as set forth in Schedule 3.14(d):  (i) neither the Company, nor any of its directors, officers or, to the Knowledge of the Sellers, any employees or Representatives of the Company, is (or for the last five years has been) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid or is (or for the last five years has been) in violation, in any material respect, of any statutes or regulations applicable to the Company that are specifically applicable to Government Contracts, including prohibitions against conflict of interest or any governmental accounting regulations; and (ii) the Company has not made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or

EXECUTION VERSION

relating to any Government Contract or Government Bid that has led or could be expected to lead to any of the consequences set forth in clause (i) above or other Damages.
Section 3.15Company Employee Benefit Plans.
(a)Schedule 3.15(a) contains a true and complete list of each employment, stock option or other equity based compensation, bonus, deferred compensation, incentive compensation, severance or other termination pay, change-in-control, health, disability, life, cafeteria, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, whether written or oral, sponsored, maintained, participated in or contributed to or required to be contributed to by the Company, or (without duplication) in the case of any employee benefit plan described in subsections (c), (d) or (e) below, any other entity that would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former employee, officer, manager or director of the Company, or any ERISA Affiliate (collectively, the “Employee Benefit Plans”).  Schedule 3.15(a) identifies each of the Employee Benefit Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (the “ERISA Plans”).  Except as contemplated under this Agreement or as required by Laws, neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any current or former employee, officer, manager or director of the Company or any ERISA Affiliate.  The Company does not maintain any Employee Benefit Plan subject to a jurisdiction outside of, or for any employee, officer, manager or director of the Company, or any ERISA Affiliate, located or residing outside of, the United States.
(b)The Company has delivered or otherwise made available to the Purchaser a true and complete copy of:
(i)each Employee Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments, and Schedule 3.15(b) includes a description of any such amendment that is not in writing;
(ii)the current draft of the Summary Plan Description of each Employee Benefit Plan (if applicable); and
(iii)the most recent Internal Revenue Service determination letter, advisory letter or opinion letter (if applicable) for each Employee Benefit Plan.
(c)Except as set forth in Schedule 3.15(c), neither the Company nor any ERISA Affiliate maintains or contributes to, or has within the last six (6) years maintained or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA, or Section 302 or Section 412 of the Code.

EXECUTION VERSION

(d)Except as set forth in Schedule 3.15(d), no Employee Benefit Plan is a “multi- employer plan”, as defined in Section 3(37) of ERISA, nor is any Employee Benefit Plan a plan described in Section 4063(a) of ERISA.  All contributions have been made to any multiemployer plan that are required to be made by the Company under the terms of the plan or of any collective bargaining agreement or by applicable law; the Company has not withdrawn or partially withdrawn from any multiemployer plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan that has not been paid in full, and, to the Knowledge of the Sellers, no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal by the Company from any such plan which results in withdrawal liability with respect to any plan; and the Company has not received any notice that any multiemployer plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
(e)To the Knowledge of the Sellers, no material liability under Title IV of ERISA has been incurred by the Company, or any ERISA Affiliate, since the effective date of ERISA that has not been satisfied in full, and to the Knowledge of the Sellers, no condition exists that presents a risk to the Company, or any ERISA Affiliate of incurring a liability under such title.
(f)All costs of administering and contributions required to be made on or prior to the date of this Agreement by the Company to each Employee Benefit Plan under the terms of that Employee Benefit Plan, ERISA, the Code or any other applicable Law have been timely made.  All amounts properly accrued to date as Liabilities of the Company under or with respect to each Employee Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Employee Benefit Plan have been recorded on the Company’s books.
(g)Except as set forth in Schedule 3.15(g), each Employee Benefit Plan complies currently, and to the Knowledge of the Sellers has complied in the past, both in form and operation, in all material respects, with all Laws applicable at the relevant time, including but not limited to ERISA and the Code.  Each Employee Benefit Plan has been operated in accordance with its terms in all material respects.  Furthermore, except as set forth in Schedule 3.15(g), the Internal Revenue Service has issued a favorable determination letter, advisory letter, or opinion letter with respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, and to the Knowledge of the Sellers no event has occurred (either before or after the date of the letter) that would disqualify the plan.
(h)Each Employee Benefit Plan that is intended to meet currently applicable requirements for tax-favored treatment under Subchapter D of Chapter 1 of the Code is to the Knowledge of the Sellers, in compliance with such requirements and, if applicable, with the requirements of Sections 419 and 419A of the Code, and no “disqualified benefits”

EXECUTION VERSION

(within the meaning of Section 4976(a) of the Code) have been paid which would subject the Company to a Tax under Code Section 4976.
(i)No prohibited transaction has occurred with respect to any of the Employee Benefit Plans which is not exempt under Section 4975 of the Code and Section 406 of ERISA and which would result in a material liability to the Company, and the Company has not engaged in any transaction with respect to any Employee Benefit Plan which could subject it to either a civil penalty of a material nature assessed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a material amount of Tax imposed pursuant to Section 4975 or 4976 of the Code.
(j)The Company does not maintain any plan that provides (or is intended to provide) medical or death benefits to one or more former employees (including retirees) beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state Law continuation coverage or conversion rights.
(k)There is no Litigation and, to the Knowledge of the Sellers, there are no investigations, either currently in progress or expected to be instituted in the future, relating to any Employee Benefit Plan, by any administrative agency, whether local, state or federal.
(l)There are no pending or, to the Knowledge of the Sellers, threatened lawsuits or other claims (other than routine claims for benefits under the plan) against or involving (i) any Employee Benefit Plan or (ii) to the Knowledge of the Sellers, any fiduciary of such Employee Benefit Plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder, nor to the Knowledge of the Sellers, is there any reasonable basis for any such claim.
(m)The Company has no commitment to create any additional Employee Benefit Plan, or any intention or commitment to modify any existing Employee Benefit Plan other than changes that are necessary to comply with applicable Law.
(n)Except as set forth in Schedule 3.15(n), none of the Employee Benefit Plans or any other employment agreement or arrangement entered into by the Company will entitle any current employees or former employee to any benefits or other compensation that become payable solely as a result of the consummation of the transactions contemplated hereby.
(o)None of the Employee Benefit Plans are subject to the Tax on unrelated business taxable income or unrelated debt-financed income under Section 511 of the Code.
(p)The Company has complied, prior to the date hereof (to the extent applicable), with the provisions of the Worker Adjustment and Retraining Notification Act, if applicable.
(q)To the Knowledge of the Sellers, all reports, notices and other disclosure relating to Employee Benefit Plans required to be filed with, or furnished to, Governmental Entities, plan participants or plan beneficiaries have been timely filed and furnished in

EXECUTION VERSION

accordance with applicable Law, including notices required to be furnished to employees under the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) upon the occurrence of a “qualifying event”, as defined at Section 4980B of the Code, except where the failure to do so would not result in material liability to the Company.
(r)To the Knowledge of the Sellers, no Employee Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar Litigation.
(s)None of the persons performing services for the Company have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime.
(t)Schedule 3.15(t) lists, as of January 1, 2024, each individual who is absent from active employment with the Company by reason of (i) short-term or long-term disability, (ii) leave of absence under the Family and Medical Leave Act of 1993 (or comparable state statute), (iii) military leave (under conditions that give the employee re-employment rights) or (iv) other Company-approved leave of absence.
(u)Schedule 3.15(u) lists, as of July 1, 2024, each individual who (i) has elected to continue participating in a group health plan of the Company pursuant to an election under COBRA, or (ii) has not made an election under COBRA but who is still within the period during which the election may be made.
Section 3.16Labor Relations.  Except as set forth on Schedule 3.16(a), the Company is not or has not within the last six (6) years been a party to any collective bargaining agreement.  During the three years prior to the date hereof, there has been no labor strike, work stoppage, unfair labor practice charge, grievance or other organized labor dispute pending or, to the Knowledge of the Sellers, threatened against or with respect to the Company.  During the three years prior to the date hereof, to the Knowledge of the Sellers, there have been no activities or proceedings of any labor union to organize any employees of the Company.  To the Sellers’ Knowledge, no event has occurred that could provide the basis for any work stoppage or other organized labor dispute.  To the Knowledge of the Sellers, the Company is not liable for the payment of any compensation, Damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Employment Laws.  To the Knowledge of the Sellers, all of the Company’s current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform in all material respects with all applicable Laws.  The Company is not subject to any pending claim for overdue overtime compensation due to any employee, and to the Knowledge of the Sellers, no such claim has been threatened.  No consent of any labor union is required to consummate the transactions contemplated by this Agreement and the Company Ancillary Documents.  Except as set forth on Schedule 3.16(b), the Sellers have no Knowledge to the effect that any current key employee, consultant or independent contractor has any immediate plans to terminate or materially alter its relations with the Company, either as a result of the transactions contemplated hereby or otherwise.
Section 3.17Employees and Contractors.  Schedule 3.17 contains a correct and complete list of (a) all of the corporate officers of the Company, specifying their position, work location and

EXECUTION VERSION

length of service, respectively, and (b) as of January 1, 2025 all of the other employees (whether full-time, part-time or otherwise) and independent contractors of the Company specifying their position, status, work location and length of service, and with respect to independent contractors, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee or independent contractor on such list who is subject to any Employment Agreement.  Except to the extent set forth in Schedule 3.17:

(a)the Company is in compliance in all material respects with all Employment Laws including Laws, Orders and other requirements respecting employment and employment practices, terms and conditions of employment and wages and hours; and is not engaging in any unfair labor practice with respect to any employee of the Company;
(b)there is no existing material default or material breach of the Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a material default or material breach) and, to the Knowledge of the Sellers, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or material breach) with respect to any other party to any Employment Agreement with the Company;
(c)other than the Employment Agreements, there is no severance, consulting, relocation or other agreement, contract or arrangement between the Company and any of their respective employees, other than at-will employment arrangements;
(d)there is no pending or, to the Knowledge of the Sellers, threatened charge, complaint, allegation, application or other process or claim against the Company before any Governmental Entity with respect to any employee;
(e)no employee is covered by any collective bargaining agreement with respect to services to the Company, nor, to the Knowledge of the Sellers, is there any effort being made by any union to so organize the employees;
(f)the Company has paid, or set forth as an accrual on the Financial Statements, and performed all payment obligations when due with respect to its respective employees, consultants, agents, officers and directors, including without limitation the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions, except those obligations that are in good faith being challenged by the Company as not valid obligations as more fully described in Schedule 3.17; and
(g)except as set forth in Schedule 3.17, there are no pending or, to the Knowledge of the Sellers, threatened claims or actions against the Company under any workers’ compensation policy or long-term disability policy.
Section 3.18Insurance Policies and Bonds.
(a)The Company maintains insurance coverage with respect to its properties and business of such a nature, in such amounts, with such terms, and covering such risks as are required under Contracts and applicable Laws.  All such policies are in full force and effect.  The Company has not received written notice of default under any such policy, nor has it received written notice of any pending or threatened termination or cancellation,

EXECUTION VERSION

coverage limitation or reduction, or material premium or deductible increase with respect to any such policy.
(b)Schedule 3.18(b) contains a complete list of all insurance policies carried by or for the benefit of the Company (including any such policy under which the Company is listed as a named insured or an additional insured), specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any), the date through which coverage shall continue by virtue of premiums already paid, and a list and description of all claims made against such insurance policies for the three-year period prior to the date hereof.  None of the policy limits of such insurance have been exhausted, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion.  The Company has not received any notice of the intent of any insurance company to not renew or to cancel any insurance policies for the Company or materially increase the premiums thereunder, and except as set forth in Schedule 3.18(b), none of the insurance policies shall terminate solely as a result of the transactions contemplated hereby.  The Company’s insurance policies provide, and have previously provided, all coverage that is or was required by applicable Law and by any and all Contracts and Licenses to which the Company is or was a party.
(c)Schedule 3.18(c) contains a complete, current and correct list of all outstanding bonds (including any bid, performance and payment bonds), letters of credit and other surety arrangements issued or entered into in connection with the Business, assets and Liabilities of the Company.  The Company is not in default under any of such arrangements.
Section 3.19Environmental, Health and Safety Matters.
(a)Except as set forth in Schedule 3.19(a), To the Knowledge of the Sellers, the Company is currently in compliance and has been in compliance, in all material respects, with all applicable Environmental Laws.
(b)(i) To the Knowledge of the Sellers, no Environmental Claims have been asserted in writing, or orally against the Company, nor do the Sellers have any Knowledge or notice of any pending or threatened Environmental Claims concerning the violation of any Environmental Law against the Company; and (ii) to the Knowledge of the Sellers, the Company has no Liabilities under any Environmental Law or with respect to Hazardous Substances.
(c)(i) To the Knowledge of the Sellers, there has been no Release or threatened Release at, on, under or from any of the properties or facilities currently leased or operated by the Company that could reasonably be expected to result in material Liability to the Company under any Environmental Law or Contract or with respect to Hazardous Substances; (ii) to the Knowledge of the Sellers, there was no Release at, on, under or from any of the properties formerly leased or operated by the Company during the period of such tenancy or operation that could reasonably be expected to result in Liability to the Company under any Environmental Law or Contract; and (iii) to the Knowledge of the Sellers, the Company has not arranged, by Contract, agreement or otherwise, for the

EXECUTION VERSION

treatment or disposal of Hazardous Substances at any location such as could reasonably be expected to result in any material Liability to the Company.
(d)To the Knowledge of the Sellers, except as set out in Schedule 3.19(d), the Company has not, as related to their services at a facility or project site, been involved in any event involving loss of life, bodily injury or any violation of any Environmental Law during the most recent five (5) year period.
Section 3.20Transactions with Affiliates.  Except as set forth in Schedule 3.20, to the Knowledge of the Sellers, other than for compensation received as employees and reimbursement for expenses incurred in the Ordinary Course, no Affiliate of the Company, no Person with whom any such Affiliate has any direct or indirect relation by blood, marriage or adoption, no entity in which any such Affiliate or Person owns any beneficial interest (other than a publicly held entity whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Affiliates and Persons in the aggregate), and no Affiliate of any of the foregoing has any interest in:  (a) any Contract, arrangement or understanding with the Company, or the properties or assets of the Company; (b) any loan, arrangement, understanding, agreement or Contract for or relating to the Company, or the properties or assets of the Company; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company.  Schedule 3.20 sets forth a correct and complete list of (y) all accounts receivable, notes receivable and other receivables and accounts payable owed by the Company to or due to the Company from any Affiliate of the Company, and (z) to the Knowledge of the Sellers, each blood or spousal relationship between (A) supervisory employees of the Company, and (B) employees of the Company whom such supervisory employees directly or indirectly supervise.
Section 3.21Customers and Vendors; Services.
(a)Schedule 3.21(a) contains a correct and complete list of the names and addresses of the Customers and Vendors who acquired or were sold services or from whom purchases were made in excess of [REDACTED] since [REDACTED], and the amount of sales or services provided to or purchases or services received from each such Customer or Vendor since [REDACTED].  The Company maintains commercially reasonable relations with each of its Customers and Vendors.  Except as set forth in Schedule 3.21(a), no Customer or Vendor has during the last twelve (12) months, cancelled, terminated or, to the Knowledge of the Sellers, made any threat (i) to cancel or otherwise terminate any of its Contracts with the Company, or (ii) to decrease its usage or supply of the Company’s services.
(b)The Company has not been subject to any criminal investigation or penalty, civil penalty or award of civil damages with respect to the provision of services, and there is no Litigation by any Customer, Governmental Entity or insurers with respect to any services or other professional work performed by the Company.
Section 3.22Service Warranties.  Except as set forth in Schedule 3.22, the Company has not made any express warranty or guaranty as to services provided by the Company or their respective subcontractors, other than those warranties or guaranties provided for by applicable Laws (including without limitation by the inclusion or incorporation of contract clauses codified

EXECUTION VERSION

in the Federal Acquisition Regulation).  There is no pending or, to the Knowledge of the Sellers, threatened claim alleging, or any existing facts or circumstances that could reasonably be expected to give rise to, any breach of any express or implied warranty or guaranty or request for credit for defective services.  The Company has not been required to pay direct, incidental or consequential Damages to any Person or to incur any direct or indirect costs in connection with a warranty or guaranty claim in connection with any of such services during the three years prior to the date hereof.

Section 3.23Intellectual Property.
(a)Schedule 3.23(a) contains a correct and complete list of all Company Registered Intellectual Property and all unregistered trademarks and service marks that constitute Company Intellectual Property owned by the Company.
(b)No Company Intellectual Property that is owned by the Company and no Company Proprietary Software is subject to any proceeding or outstanding Order (i) restricting in any manner the use thereof by the Company, or (ii) that may affect, to the Knowledge of the Sellers, the validity, use or enforceability of any such Intellectual Property or any such Company Proprietary Software.  To the Knowledge of the Sellers, no Company Intellectual Property licensed to the Company and no Company Licensed Software is subject to any proceeding or outstanding Order (A) restricting in any manner the use thereof by the Company, or (B) that may materially affect the validity, use or enforceability of such Company Intellectual Property or any such Company Licensed Software.
(c)Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects.  All necessary registration, maintenance and renewal fees due prior to the date hereof in connection with Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications required to be filed on or prior to the date hereof in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property or recording ownership by the Company of such Company Registered Intellectual Property (aside from any recordation that may result or be required by this Agreement).
(d)The Company is the sole and exclusive owner, free and clear of any Lien, except Permitted Liens of each item of Company Intellectual Property owned or purported to be owned and used by the Company in the conduct of its business currently conducted, other than Intellectual Property that is licensed to the Company and Intellectual Property that is available generally to the public without the requirement of a license.
(e)Schedule 3.23(e) lists all works of original authorship both owned by the Company and prepared by or on behalf of the Company (including Software programs), which works are material to the conduct of the Business of the Company, regardless of whether the Company has obtained or is seeking a copyright registration for such works.

EXECUTION VERSION

(f)To the Knowledge of the Sellers, the operations of the Company as currently conducted do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction.
(g)To the Knowledge of the Sellers, no Person is infringing or misappropriating any Company Intellectual Property that is owned by or exclusively licensed to the Company.
Section 3.24Software.
(a)Schedule 3.24(a) sets forth a correct and complete list of the agreements for Company Licensed Software other than licenses to Company to use commercially available off-the-shelf Software.
(b)None of the Company Proprietary Software is subject to any contractual obligation or condition (including any obligation or condition under any “open source” license to which Company has agreed) that: (i) could or does require, or could or does condition the use or distribution of such Company Proprietary Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Proprietary Software; or (ii) could or does otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Proprietary Software.
(c)To the Knowledge of the Sellers, none of the Company Software contains any material programming defect, error or bug that is outside the scope of programming defects, errors and bugs typically corrected in the Ordinary Course of the Company’s software maintenance procedures and programs and that, if such defect, error or bug were not corrected, would materially and adversely affect the Company’s operations.
(d)Except as disclosed in Schedule 3.24(d), the source code for Company Proprietary Software currently in use by the Company or that is subject to any license arrangement is maintained in confidence consistent with commercially reasonable effort and generally recognized industry practices.
Section 3.25Licenses.  Schedule 3.25 is a correct and complete list of all Licenses held by the Company, and to the Knowledge of the Sellers, held by each Licensed Professional.  To the Knowledge of the Sellers, the execution, delivery and the consummation of the transaction contemplated by this Agreement shall not by themselves adversely affect any such License, or require consent from, or notice to, any Governmental Entity.  The Company, and to the Knowledge of the Sellers, each Licensed Professional have taken all commercially reasonable actions to maintain each License.  No loss, suspension or expiration of any License is pending or, to the Knowledge of the Sellers, threatened (other than expiration upon the end of any term).
Section 3.26Bank Accounts and Powers of Attorney.  Schedule 3.26 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts, lock box or other accounts of any nature with respect to its business, and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.  Schedule 3.26

EXECUTION VERSION

also sets forth the name of each Person, firm, corporation or business organization holding a general or special power of attorney from the Company and a summary of the terms thereof.

Section 3.27Accounting Records.  Except as reflected in the Financial Statements or in Schedule 3.27, the Company maintains accounting records that fairly and validly reflect, in all material respects, its transactions and maintains accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (a) executed in accordance with management’s general or specific authorization, and (b) recorded as necessary to permit the preparation of financial statements applied on a consistent basis.
Section 3.28Brokers, Finders and Investment Bankers.  Except as set forth in Schedule 3.28, neither the Company nor any Representative or Affiliate of the Company has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS RELATING TO THE SELLERS

Each Seller hereby represents and warrants to the Purchaser, severally, as of the date hereof, that, except as set forth in the Disclosure Schedule:

Section 4.1Authorization.  Each Seller has the right, power, authority and capacity to execute and deliver this Agreement and the Company Ancillary Documents to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Company Ancillary Documents to which each Seller is a party have been duly executed and delivered by such Seller, and assuming due authorization, execution and delivery thereof by the other Parties hereto and thereto, constitute the valid and binding agreement of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 4.2Absence of Restrictions and Conflicts.  The execution and delivery by each Seller of this Agreement and the Company Ancillary Documents to which such Seller is a party does not, and the performance of such Seller’s obligations hereunder and thereunder will not, (a) to the Knowledge of such Seller, conflict with or violate any Law applicable to such Seller (with or without notice or lapse of time or both), or by which any of such Seller’s properties or assets is bound, (b) to the Knowledge of such Seller, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any contract, will, agreement, permit, franchise, license or other instrument applicable to such Seller, or (ii) any Order of any Governmental Entity to which such Seller is a party or by which any of such Seller’s properties are bound, or (c) conflict with or violate any arbitration award applicable to such Seller, except with respect to clauses (a) and (b) above, for any such conflicts, violations, breaches,

EXECUTION VERSION

defaults or other occurrences that would not, individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect.

Section 4.3Ownership of Shares.
(a)Each Seller has good and valid title to and beneficial ownership of the Shares set forth next to such Seller’s name on Schedule 3.3; such Shares are validly issued and free and clear of all Liens other than restrictions under applicable securities Laws and Liens arising under any notes receivable from such Seller for such Shares which will be paid at or prior to Closing; and, immediately following the completion of the transactions contemplated by this Agreement, the Purchaser will own the Shares free and clear of all Liens, other than restrictions under applicable securities Laws and other than Liens imposed by the Purchaser.
(b)Other than the Shares set forth next to each Seller’s name on Schedule 3.3, such Seller owns no other equity security of the Company, or any warrant, purchase right, subscription right, conversion right, exchange right, conversion right, contingent right to receive or other right of any kind to have any such equity security issued.
Section 4.4Legal Proceedings.  There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against, relating to or involving such Seller that could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement or any Company Ancillary Document to which such Seller is a party.
Section 4.5No Foreign Person.  Such Seller is not a foreign person within the meaning of Section 1445 of the Code.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of the date hereof, that:

Section 5.1Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
Section 5.2Authorization.  The Purchaser has all necessary corporate power and corporate authority to execute and deliver this Agreement and the Purchaser Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement and the Purchaser Ancillary Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes the valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability (a) may be limited by bankruptcy,

EXECUTION VERSION

insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.3Absence of Restrictions and Conflicts.
(a)The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents to which it is a party does not, and the performance of the Purchaser’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser (with or without notice or lapse of time or both), or by which any of its properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default or give to others any rights of termination, amendment, acceleration or cancellation, under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.
(b)The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.
(c)Intentionally Deleted.
Section 5.4Legal Proceedings.  There is no Proceeding pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser that could reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement or any Purchaser Ancillary Document to which the Purchaser is a party.
Section 5.5Brokers, Finders and Investment Bankers.  Neither the Purchaser nor any Representative or Affiliate of the Purchaser has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.
Section 5.6Investment Intent.  The Purchaser is acquiring the Shares for its own account for investment purposes only, and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

EXECUTION VERSION

Article VI
CERTAIN COVENANTS AND AGREEMENTS
Section 6.1Further Assurances; Cooperation.  If at any time after the Closing Date any additional action is necessary or reasonably requested to carry out the purposes of this Agreement, the Parties shall use commercially reasonable efforts to take or cause to be taken all such action reasonably requested by any Party.
Section 6.2Public Announcements.  Subject to any legal obligations, the Purchaser and the Seller Representative shall consult with each other with respect to the timing and content of any announcements regarding this Agreement or the transactions contemplated hereby, and no Party shall, without the prior written consent of the Seller Representative (in the case of the Purchaser) or the Purchaser (in the case of the Sellers), issue (or in the case of the Purchaser, permit the Company to issue) any public announcement or press release regarding this Agreement or the transactions contemplated hereby.
Section 6.3Tax Matters.
(a)Tax Periods Ending on or Before the Closing Date.  The Seller Representative shall prepare or cause to be prepared and timely filed all Tax Returns of the Company for all Pre-Closing Tax Periods.  In the case of any such Tax Returns filed after the Closing Date, the Company will authorize the Seller Representative to sign, or if requested by the Seller Representative an appropriate officer of the Company will sign, such Tax Returns.  All Tax Returns filed with respect to Pre-Closing Tax Periods shall be prepared using the same accounting method and elections used for the preparation of such Tax Returns in the preceding taxable period unless otherwise required by applicable Law or mutually approved by the Purchaser and the Seller Representative in writing.  The Sellers shall pay or cause to be paid on behalf of the Company all Taxes of the Company with respect to all Pre-Closing Tax Periods except to the extent such Taxes were taken into consideration in computing Closing TNAV and excluding any taxes for which a reserve for deferred Taxes was established. Any Tax refunds that are received by the Company, and any amounts credited against Taxes to which the Company becomes entitled, that relate to any Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date), shall be for the account of the Sellers, and the Purchaser shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt thereof or entitlement thereto, except to the extent such Tax refunds were taken into consideration in computing Closing TNAV.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by any taxing authority to the Company of any amount that had been taken into account as a liability for Taxes in the determination of Closing TNAV, the Purchaser shall cause the Company to pay such amount to the Sellers within fifteen (15) days after receipt or entitlement thereto.
(b)Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared at its own expense and shall timely file, taking into account extensions, or cause to be timely filed all Tax Returns of the Company for any Tax periods which begin before the Closing Date and end after the Closing Date (each, a “Straddle Period”).  At least thirty (30) days prior to the date on which each such Straddle Period Tax Return is to be filed, the Purchaser shall provide a copy of such

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Straddle Period Tax Return to the Seller Representative for his review and shall make any reasonable changes to such Tax Return that are requested by the Seller Representative.  The Sellers shall reimburse the Purchaser for the portion of the Taxes paid by the Purchaser with respect to such Straddle Period Tax Return that is allocable to the portion of the Straddle Period that ends on the Closing Date, except to the extent that such Taxes are taken into account in computing TNAV, such reimbursement to be made within fifteen (15) days after such payment.  For purposes of this Agreement, Taxes for a Straddle Period shall be allocated as follows:  (i) ad valorem Taxes (including but not limited to sales Taxes and property Taxes) shall be allocated between the portion of the Straddle Period that ends on the Closing Date and the remaining portion of the Straddle Period in proportion to the number of days in each such portion, and (ii) all other Taxes shall be allocated based on a “closing of the books” as of the close of business on the Closing Date.  All Tax Returns filed for any Straddle Period shall be prepared using the same accounting method and elections used for the preparation of such Tax Returns in the preceding taxable periods unless otherwise required by applicable Law or mutually approved by the Purchaser and the Seller Representative in writing.  The Purchaser shall pay over to the Sellers any Tax refunds for any Straddle Period that are allocable (in accordance with the foregoing principles) to the portion of such Straddle Period ending on the Closing Date, such refund to be paid within fifteen (15) days of the Company’s receipt of the same.
(c)Tax Audits and Contests.  The Purchaser shall promptly notify the Seller Representative in writing upon the receipt by the Purchaser or the Company of notice of any audit or any court or administrative Litigation relating to the liability of the Company for Taxes for any period described in Sections 6.3(a) or 6.3(b).  The Sellers shall have the right, at their own expense and through counsel of their choosing, to participate in any audit or Litigation relating to a Pre-Closing Tax Period or Straddle Period, and the Sellers shall have the right, at their own expense and through counsel of their choosing reasonably acceptable to the Purchaser, to control any such audit or Litigation that relates to a Pre-Closing Tax Period (including any portion of a Straddle Period that relates to periods prior to and including the Closing Date).  The Purchaser shall have the right, at its own expense, to participate in any audit or Litigation that is controlled by the Sellers, and the Purchaser shall control any audit or Litigation that is not controlled by the Sellers.  The Purchaser shall not agree to settle or cause or permit the Company to settle any audit or Litigation which has the effect of imposing additional Tax liability on the Company or the Sellers with respect to any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date without the advance written consent of the Seller Representative (which consent will not be denied, delayed or conditioned unreasonably).  In the event of conflict between the provisions of this Section 6.3(c) and the provisions of Section 8.3 with respect to any potential Liability for Taxes, the provisions of this Section 6.3(c) shall control.

(d)Section 338(h)(10) Elections.

(i)The Sellers and the Purchaser may make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to Alternative Power Generation, Inc. (collectively, the “Section 338(h)(10) Elections”) and shall file such Section 338(h)(10) Elections in accordance with applicable regulations.  The Sellers and the Purchaser shall cooperate in

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all respects for the purpose of effectuating the Section 338(h)(10) Elections, including the execution and filing of any required Tax Returns and the grant of consent to the Section 338(h)(10) Elections by the Sellers.  Without limiting the foregoing, the Purchaser and the Sellers shall each execute a Form 8023 with respect to Alternative Power Generation, Inc. at the Closing, which form shall be timely filed by the Purchaser.

(ii)Within 120 days after the Closing Date, the Purchaser shall deliver to the Sellers an allocation of the Aggregate Deemed Sales Price (as such term is defined in Treasury Regulation § 1.338-4) among the assets of Alternative Power Generation, Inc. in accordance with Treasury Regulations §§ 1.338-6 and 1.338-7 (the “Allocation Statement”).  The allocation of the Aggregate Deemed Sales Price shall be in accordance with the fair market value of the acquired assets as provided in Section 1060 of the Code.  The Purchaser shall have the right to review the Allocation Statement.  Within twenty (20) days after the Seller’s  receipt of the Allocation Statement, the Seller shall indicate its concurrence therewith, or propose to the Purchaser any changes to the Allocation Statement.  The Seller’s  failure to notify the Purchaser of any objection to the Allocation Statement within twenty (20) days after receipt thereof shall constitute the Seller’s  concurrence therewith.  Should the Seller  propose any change to the Allocation Statement, the Purchaser and the Sellers shall resolve any disagreement regarding the Allocation Statement in accordance with the provisions of Section 2.4(d).  The allocation(s) so determined in accordance with this Section 6.3(d) shall be binding on the parties, and all Tax Returns filed by the Purchaser, the Sellers, and each of their Affiliates, if any, shall be prepared consistently with such allocation(s), and none of them shall take a position on any Tax Return or other form or statement contrary to or inconsistent with such allocation(s) (unless required to do so by Law).  Appropriate adjustments shall be made with respect to the allocation for all payments made after the Closing Date in accordance with Section 6.3(d)(iii).  Each of the parties agrees to notify the other if the IRS or any other authority proposes a reallocation of amounts allocated pursuant to this Section 6.3(d)(ii).

(iii)With respect to payments made after the Closing Date and not included in the original Allocation Statement, Sellers shall prepare and provide to Purchaser within sixty (60) days after such payments are made a revised Allocation Statement that reflects such payments and is prepared in accordance with Section 6.3(d)(ii).  Thereafter, Sellers and Purchaser shall follow the same procedures contained in Section 6.3(d)(ii) in finalizing the revised Allocation Statement.  The allocations determined in accordance with this Section 6.3 shall be binding on the parties, and all Tax Returns filed by the Purchaser, the Sellers, and each of their Affiliates, if any, shall be prepared consistently with such allocations, and none of them shall take a position on any Tax Return or other form or statement contrary to or inconsistent with such allocation (unless required to do so by Law).  Each of the parties agrees to notify the other if the IRS or any other authority proposes a reallocation of amounts allocated pursuant to this Section 6.3(d)(iii).

(iv)Buyer shall reimburse Sellers for all of Sellers’s costs and expenses, including but not limited to legal and accounting, relating to the Section 338(h)(10) Election.  The Buyer shall also pay to the Sellers the amount necessary (such amount, the “Tax Adjustment Amount”) to cause the Sellers’ after Tax net proceeds from the sale of the Shares pursuant to this Agreement, taking into account the Section 338(h)(10) Election (and taking into account additional Taxes as a result of all payments made after the Closing

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Date (including but not limited to the payment pursuant to this Section 6.3(d)(iv)) and calculated based on the allocations determined pursuant to the preceding paragraphs to be equal to the after-Tax net proceeds that the Sellers would have received had the 338(h)(10) Election not been made, in each case without taking into account any of the Sellers’ tax items or attributes not directly related to the Company, subject to any adjustments by any Taxing Authority and/or as necessary to reflect any subsequent adjustments to the Purchase Price pursuant to this Agreement.  Within thirty (30) days after the final determination of the allocation in accordance with the above paragraph and on an annual basis thereafter through the year ending December 31, 2029, the Sellers shall provide the Buyer a schedule, with supporting workpapers, setting forth a calculation of the Tax Adjustment Amount (the “Tax Adjustment Schedule”). Purchaser shall notify the Seller Representative in writing, not later than thirty (30) days from Purchaser’s receipt of the Tax Adjustment Schedule, of a disagreement with the amounts reflected in the Final Statement (the “Tax Adjustment Disagreement”). Such notice shall specify all items as to which there is disagreement, including the amount, and provide an explanation of the basis for such disagreement.  The failure of Purchaser to timely notify the Seller Representative in writing of the existence of a Tax Adjustment Disagreement shall be deemed, for all purposes, Purchaser’s acceptance of the Tax Adjustment Schedule. Purchaser and the Seller Representative shall attempt in good faith to agree upon the Tax Adjustment Amount and, if they are unable to do so within twenty (20) days, they shall resolve in accordance with the provisions of Section 2.4(d).  The Tax Adjustment Amount shall be payable within ten (10) days after the determination of the final Tax Adjustment Amount and will be treated for all purposes as an adjustment to the Purchase Price.

(e) Transfer Taxes.  All excise, transfer, stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by the Sellers to the Purchaser of the Shares (the “Transfer Taxes”) under California law, shall be borne by the Sellers.  Notwithstanding Sections 6.3(a) and (b), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Sellers, taking into account extensions.

(f)Amendments, Modifications, Etc.  Notwithstanding anything to the contrary in this Agreement, except to the extent required by applicable Law, the Purchaser shall not, and shall not permit any of its Affiliates to, (i) amend any Tax Returns with respect to any Pre-Closing Tax Period or any Straddle Period, (ii) file any Tax Return of the Company for any taxable period (or portion thereof) ending on or before the Closing Date, or (iii) make or change any Tax election that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date, in each case, without the prior written consent of the Sellers, which consent shall not be unreasonably delayed, conditioned or withheld.

(g)Cooperation.  The Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.3 and any audit or Litigation with respect to Taxes.

Section 6.4Resignation.  Unless otherwise directed by the Purchaser in writing at or prior to the Closing, the Sellers shall have caused the directors of the Company to deliver written

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resignations from their positions, in form and substance satisfactory to the Purchaser, effective as of the Closing.

Section 6.5Release.
(a)Each Seller, severally, on behalf of such Seller and such Seller’s successors, assigns, heirs, members, beneficiaries, creditors, Representatives, trustees and Affiliates (the “Releasing Parties”) hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, and its successors, assigns, Affiliates, insurers, controlling persons, and operating, administration and services companies and the like, and all persons and entities acting for, through or in concert with any of them (collective, the “Released Parties”), of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, Damages, demands and compensation of every kind and nature whatsoever, past, present or future, whether known or unknown, contingent or otherwise, suspected or unsuspected, at law or in equity, whether in any federal or state court or before an administrative agency of any federal, state, county or municipal government, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Agreement, against the Company, or their respective predecessors, only with regard to (i) any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company, or their respective predecessors, or such Seller’s rights or status as an officer, director or employee of the Company, or their respective predecessors, and (ii) any rights to intellectual property, or any rights to indemnification or reimbursement from the Company, or their respective predecessors, whether pursuant to their respective organizational documents, contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date (collectively, “Causes of Action”); provided, however, that nothing herein shall be deemed to release any claims of a Seller for amounts owed to the Seller pursuant to this Agreement and amounts owed to a Seller in the Ordinary Course for compensation for services rendered as an employee of the Company.
(b)Each Seller, severally, hereby represents to the Released Parties that such Seller (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, and (iii) has been given an opportunity to or has consulted with counsel with respect to the execution and delivery of this release and has been apprised of the consequences hereof.
(c)Each Seller, severally, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Parties, based upon any Causes of Action.  Each Seller further agrees that, in the event such Seller brings a claim or charge covered by this Section 6.5 or does not dismiss and withdraw any claim covered by this Section 6.5 in which he seeks Damages or any other relief against any Released Party, or in the event he seeks to recover against any Released Party in any claim brought by a Governmental Entity on such Seller’s behalf, the release in this Section 6.5 shall serve as a complete defense to such claims or charges.

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Section 6.6Employee Benefits Matters.  The Purchaser shall continue the employment of each individual who is an employee of the Company as of immediately prior to the Closing (each, a “Continuing Employee”) on an at-will basis or pursuant to the terms of any existing employment agreement in effect on the Closing Date, as applicable.

(a) With respect to any one or more employee benefit policies, plans or programs maintained by the Purchaser or its Affiliates from time to time (each, a “Purchaser Plan”) in which Continuing Employees participate after the Closing, the Purchaser shall, or shall cause the Company or such Affiliates to recognize all service of Continuing Employees with the Company and its current and former Affiliates from each such employee’s most recent date of hire as reflected in the Company’s records for purposes of eligibility to participate, vesting credit (other than vesting of equity awards), form of payment, and accrual of paid time off benefits or severance in applicable Purchaser Plans, as such plans may be amended from time to time, to the same extent taken into account under a comparable Employee Benefit Plan immediately prior to Closing, but not to any extent that such recognition would result in any duplication of benefits.

(b)	The Purchaser will provide an annual bonus pool opportunity for the Company’s employees, consistent with the Company’s past practice and not reduce the salary of any Continuing Employee. The Purchaser may not amend, modify or terminate these bonus opportunities prior to December 31, 2027 without the prior consent of the Seller Representative. In addition, commencing in March 1, 2025, all eligible employees of the Company will be able to purchase the Purchaser’s common stock at a discount in accordance with the terms and condition of the Purchaser’s Employee Stock Purchase Plan. The discount as of the date of this Agreement is a minimum of fifteen percent (15%) to market price applied to a maximum $25,000 purchase per year and will remain the discount absent modification to the Purchaser’s Employee Stock Purchase Plan. All key employees will be eligible for stock options and restricted stock units (RSUs) under Willdan Group Inc.’s Restricted Stock Program (the “Program”), granted annually by the Board of Directors for senior staff and significant contributors. Each Seller will be considered a key employee for purposes of receiving stock options and RSUs under the Program, and, to the extent the Company’s performance permits the award of RSUs under the Program, Purchaser or its Affiliates will recommend to the Board of Directors of Willdan Group Inc. that Sellers are awarded RSUs under the Program.

(c)	Nothing contained in this Section 6.6 shall be construed to (i) establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, (ii) limit the ability of the Purchaser or the Company to amend, modify or terminate any compensation or benefit plan, program or arrangement maintained by the Company or Purchaser at any time after the Closing Date, or (iii) provide any third party beneficiary rights to any Person under this Agreement.

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Section 6.7Transaction Expenses.  The Parties hereby agree that the Sellers shall be responsible for and shall pay any and all Transaction Expenses incurred by or on behalf of the Sellers and/or the Company (the “Seller Transaction Expenses”) and that the Purchaser shall be responsible for and shall pay any and all Transaction Expenses incurred by or on behalf of the Purchaser.  The Parties covenant that, to the maximum extent permitted by applicable Law, any Tax deduction resulting from the accrual of any Seller Transaction Expenses will be reported in a Pre-Closing Tax Period rather than in any taxable period ending after the Closing Date.
Section 6.8Professional Liability Insurance.  The Purchaser will add the Company to Purchaser’s professional liability insurance policy at Closing and such professional liability insurance coverage shall be retroactive to the inception of the Company’s professional liability insurance coverage for all projects.  The professional liability insurance coverage provided will be no less than [REDACTED] per claim and [REDACTED] annual aggregate.

Section 6.9Purchaser Waivers.  The Purchaser hereby waives any requirement that the Company or the Sellers (i) obtain the consent of the Company’s landlords to or (ii) provide prior written notice to the Company’s landlords of, the consummation of the Acquisition and the other transactions contemplated in the Agreement and the Company Ancillary Documents.

Article VII
CLOSING
Section 7.1Closing.  The Closing shall occur on the date hereof, or on such other date as the Parties may agree.  The Closing shall take place at such place as the Parties may agree, via facsimile or electronic transmission of documents and signatures, or in such other manner as mutually agreed to by the parties hereto.
Section 7.2Sellers’ Closing Deliverables.  At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:
(a)each Certificate, endorsed for transfer or with corresponding transfer document executed for transfer;
(b)each completed W-9 Form in accordance with Section 2.3(c);
(c)the organizational record books, minute books and corporate seal, as applicable, of the Company;
(d)each of Dan R. Girard, Syed S. Ali, Syed Z. Ali, Edward Pustilnik shall have executed a non-competition agreement in substantially the form set forth on Exhibit 7.2(d)(2) (such agreements are collectively the “Seller Agreements”);
(e)copies of a good standing certificate from the applicable Governmental Entity of the Company’s jurisdiction of incorporation and each jurisdiction in which the Company is qualified to conduct business, dated a recent date prior to the Closing Date;
(f)in accordance with Section 6.4, resignations of the Company’s directors, as applicable;

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(g)Fully completed and irrevocable Section 338(h)(10) Elections which shall be filed in accordance with applicable regulations; and
(h)all other documents required to be entered into or delivered by the Company and the Sellers at or prior to Closing pursuant to the express terms of this Agreement.
Section 7.3Purchaser Closing Deliverables.  At or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, the following:
(a)the Initial Purchase Price, paid in accordance with Section 2.2(a);
(b)the Seller Agreements, executed on behalf of the Company by the Purchaser;
(c)a certificate, executed by the Purchaser’s secretary and dated as of the Closing Date, stating that the Board of Directors of the Purchaser has taken all necessary action to approve and authorize, including obtaining the approval of the Purchaser’s banks “BMO Harris Bank N.A., MUFG Union Bank, N.A., Bank of America N.A., Citibank N.A. and U.S. Bank, N.A.”, the Purchaser’s performance of its obligations under this Agreement and the Purchaser Ancillary Documents to which it is a party and all actions required to be taken by the Purchaser pursuant hereto and thereto;
(d)a guaranty executed by Willdan Group, Inc. guaranteeing Purchaser’s obligations under this Agreement; and
(e)all other documents required to be entered into or delivered by the Purchaser at or prior to Closing pursuant to the express terms of this Agreement.
Article VIII
INDEMNIFICATION
Section 8.1Indemnification of the Purchaser Indemnified Parties.  Subject to the other provisions of this Article VIII, from and after the Closing, the Sellers shall indemnify, reimburse, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred, resulting or arising from the following:
(a)any breach or inaccuracy of any representation or warranty made by the Sellers in Article III or Article IV this Agreement;
(b)any breach of any covenant, agreement or undertaking made by the Sellers in this Agreement or any Company Ancillary Document;
(c)Sellers’ Transaction Expenses, to the extent not paid or accrued for at or prior to the Closing;
(d)notwithstanding any Knowledge qualifiers contained in any representations and warranties of the Sellers hereunder, any Liability or obligation for (i) any Taxes imposed on the Company with respect to any Pre-Closing Tax Period and the portion of any Straddle Period through and ending on the Closing Date, other than Taxes for which Sellers are entitled to be indemnified pursuant to Section 6.3 (provided, however, that the

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Sellers shall have no liability for Taxes attributable to transactions or occurrences outside the Ordinary Course on the Closing Date after the Closing), (ii) any Taxes of any member of an affiliated, consolidated combined or unitary group of which the Company (or predecessor of the Company) was a member prior to the Closing, for which the Company is liable pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee, successor or by Contract, when the events giving rise to such Taxes and to the Company’s liability for such Taxes occurred prior to the Closing, (iv) any Taxes imposed upon any income or gain recognized by the Sellers or the Company with respect to the sale and purchase of the Shares pursuant to the provisions of this Agreement, and (v) any Transfer Taxes under California law; and
(e)any Liability or obligation incurred by the Company with respect to any of the Litigation disclosed or required to be disclosed in Schedule 3.12.

Notwithstanding anything to the contrary in this Agreement, Section 3.9(e) provides the sole and exclusive representations and warranties of the Sellers regarding Taxes for any Post-Closing Tax Period, and no breach or inaccuracy of any representation or warranty of any of the Sellers other than the representations and warranties set forth in Section 3.9(e) shall entitle any of the Purchaser Indemnified Parties to be indemnified or reimbursed with respect to any Taxes of any of the Purchaser Indemnified Parties relating to any Post-Closing Tax Period.

The Damages of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”  The Sellers’ liability with respect to Purchaser Losses shall be joint and several among the Sellers, other than Purchaser Losses incurred, resulting or arising from any breach or inaccuracy of any representation or warranty made by the Sellers in Article IV of this Agreement, which shall be several for all Sellers.

Section 8.2Indemnification of the Seller Indemnified Parties.  Subject to the other provisions of this Article VIII, from and after the Closing, the Purchaser shall indemnify, reimburse, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred, resulting or arising from the following:
(a)any breach of any representation or warranty made by the Purchaser in this Agreement;
(b)any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or any Purchaser Ancillary Document and any breach by the Company of any covenant, agreement or undertaking in this Agreement or any Purchaser Ancillary Document required to be performed by the Company after the Closing;
(c)any Liability or obligation for (i) any Taxes imposed on the Company with respect to any periods after the Closing Date, including the portion of any Straddle Period after the Closing Date, (ii) any Taxes attributable to transactions or occurrences after the closing or outside the Ordinary Course on the Closing Date, (iii) any Taxes for which Sellers are entitled to be indemnified pursuant to Section 6.3; and

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(d)Purchaser’s Transaction Expenses.

The Damages of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 8.3Indemnification Procedure.  A party making a claim for indemnification under Section 8.1 or Section 8.2 shall be referred to as an “Indemnified Party” and a party against whom such claim for indemnification is asserted under Section 8.1 or Section 8.2 shall be referred to as an “Indemnifying Party.”  All claims by any Indemnified Party under Section 8.1 or Section 8.2 shall be asserted and resolved as follows:
(a)In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”), or (ii) any Indemnified Party shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim (and in any event, within fourteen (14) days) or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Indemnification Claim, and, if practicable, the amount or estimated amount thereof (a “Claim Notice”), together with copies of all notices and documents served on or received by the Indemnified Party in the case of a Third Party Claim, provided that a delay in notifying the Indemnifying Party (or delivering copies of the aforementioned notices and documents) shall not relieve the Indemnifying Party of its obligations under Section 8.1, Section 8.2 or Section 8.3 except to the extent that (and only to the extent that) the Indemnifying Party shall have been materially prejudiced by such delay, in which case the Indemnifying Party shall be relieved of its obligations under Section 8.1, Section 8.2 or Section 8.3 only to the extent of such material prejudice.
(b)In the event of a Third Party Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend against and direct the defense of such Third Party Claim and the Indemnifying Party shall be entitled to be represented by counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party in connection with such Proceeding, provided that such counsel is acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld, delayed or conditioned).  If the Indemnifying Party elects to defend against and direct the defense of any Third Party Claim, it shall within fourteen (14) days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so, provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the Indemnifying Party does not elect within the Dispute Period to defend against and direct the defense of any Third Party Claim or fails to notify the Indemnified Party of its election during the Dispute Period, the Indemnified Party may defend against and direct the defense

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of such Third Party Claim.  If the Indemnifying Party elects to defend against and direct the defense of such Third Party Claim and appoint counsel in connection therewith, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (ii) the Indemnified Party may participate, at its own cost and expense, in the defense of such Third Party Claim, and (iii) the Indemnified Party shall have the right to engage separate counsel in connection therewith, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if, and only if, (x) in the reasonable written opinion of counsel to the Indemnifying Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary, (y) the Indemnifying Party requests that the Indemnified Party participate in such defense, or (z) the Indemnifying Party shall not have engaged counsel within a reasonable time (but not more than fifteen (15) days) after notice of the institution of such Third Party Claim is provided by the Indemnified Party to the Indemnifying Party.  Except as provided in the preceding sentence, nothing in this Section 8.3 shall require the Indemnifying Party to be responsible for the fees and expenses of more than one law firm representing the Indemnified Party in any jurisdiction at any time in connection with the defense against a Third Party Claim.  If reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in defending any Proceeding which the Indemnifying Party defends.  Notwithstanding the foregoing, if a Third Party Claim (1) seeks the imposition of an Order that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, or (2) seeks a finding or admission of a criminal violation by the Indemnified Party or any of its Affiliates, the Indemnified Party alone shall be entitled to contest and defend such claim in the first instance and, if the Indemnified Party does not contest such Third Party Claim, the Indemnifying Party shall then have the right to contest such Third Party Claim.  No Third Party Claim may be settled or compromised, or offered to be settled or compromised, or a default permitted or an entry of any judgment consented to (each, a “Settlement”) (A) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) if (1) such Settlement provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (2)  such Settlement does not include a general release of the Indemnified Party from liability with respect to such Third Party Claim, or (B) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).  For the avoidance of doubt, this Section 8.3(b) shall not apply to any Tax audit or other Tax proceeding addressed in Section 6.3(c).
(c)In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within fourteen (14) days after receipt of a Claim Notice whether the Indemnifying Party disputes such Direct Claim.
(d)From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of either Party, each Party shall grant the other and its Representatives reasonable access to the books, records, employees, Representatives and properties of such Party to the extent reasonably related to the matters to which the Claim Notice relates.  All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of each

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Party.  The Party requesting access will not, and shall use its reasonable best efforts to cause it Representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Party’s Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.3(d) that is designated as confidential by the other Party.  Notwithstanding the foregoing, neither Party shall have access to (i) any medical or other employee information that is contained in the personnel records of the other Party or its Affiliates and the disclosure of which would subject that Party or such Affiliate to risk of liability, (ii) any information that is subject of any attorney-client or other privilege in favor of the other Party or its Affiliates, or (iii) any information the disclosure of which would cause the other Party or any of its Affiliates to violate any applicable Law.
(e)After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums determined or agreed to be due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer within ten (10) Business Days after the date of such notice or, if required earlier, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.
Section 8.4Claims Period.  The Claims Period shall be as follows:
(a)the representations and warranties of each Party shall survive the Closing until the date that is 18 months following the Closing Date; provided, however, that except as set forth in below, (i) the Claims Period for any Indefinite Purchaser Claim or Indefinite Seller Claim shall begin on the date hereof and continue indefinitely, and (ii) the Claims Period for any SOL Purchaser Claims shall survive the Closing until the date that is ninety (90) days following the expiration of the longest applicable statute of limitations (including any extension thereof agreed to by the Purchaser and the Seller Representative) applicable thereto;
(b)the Claims Period for any covenants, agreements or undertakings made by the Parties in this Agreement, any Company Ancillary Document or any Purchaser Ancillary Document, other than the indemnity in Section 8.2, shall survive the Closing in accordance with their express terms, except as set forth in subsection (c) immediately below; and
(c)the Claims Period for the covenants, agreements and undertakings set forth in Section 6.3 shall survive the Closing until the date that six (6) months following the longest applicable statute of limitations (including any extension thereof agreed to by the Purchaser and the Seller Representative) applicable thereto.

No claim or cause of action for indemnification under this Article VIII may be made following the expiration of the applicable Claims Period; it being understood that in the event notice of any claim for indemnification under this Article VIII shall have been given within the

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applicable Claims Period, the representations, warranties, covenants or obligations that are the subject of such indemnification claim shall survive with respect to such indemnification claim until such time as such claim is fully and finally resolved, including by final non-appealable Order of a court of competent jurisdiction, even if the date of such full and final resolution occurs after the applicable Claims Period.

Section 8.5Liability Limits.  The Purchaser Indemnified Parties may not make a claim for indemnification under Section 8.1(a) or 8.1(b) for Purchaser Losses unless and until the aggregate amount of Purchaser Losses for which the Purchaser Indemnified Parties are entitled to seek indemnification under Sections 8.1(a) and 8.1(b) exceeds [REDACTED] (the “Deductible”), in which event the Purchaser Indemnified Parties shall be entitled to indemnification for all Purchaser Losses arising under Section 8.1(a) or 8.1(b) in excess of the Deductible; but in no event shall the aggregate amount of indemnification under Section 8.1 owed to the Purchaser Indemnified Parties exceed the lesser of (i) [REDACTED] and (ii) the amount of consideration actually received by the Sellers hereunder (the “Indemnification Cap”).  Notwithstanding the foregoing, in no event shall (i) the Deductible apply to Purchaser Losses under Section 3.9 or (ii) the Deductible or the Indemnification Cap apply to any Indefinite Purchaser Claim.  Damages with respect to all Indefinite Purchaser Claims shall not be counted against the Deductible and shall not be counted towards the Indemnification Cap; provided, however, in no event shall the aggregate amount of indemnification under Section 8.1 of any Seller exceed the Purchase Price actually received by such Seller.
Section 8.6Set-Off Rights.  Subject to the limitations and procedures of this Article VIII, the Sellers agree that any and all Purchaser Losses may be offset against the Earn-Out Payment to be made by Purchaser in accordance with Section 2.5 hereof.
Section 8.7Limitation on Damages.  Notwithstanding anything herein to the contrary, an Indemnified Party shall be deemed to have suffered Damages only to the extent that such party has not received any recovery or benefit (including insurance and net tax benefits) with respect thereto from any other party or Person (which insurance benefits such Person agrees to use its commercially reasonable efforts to obtain) or based on any Initial Purchase Price Adjustment; and if an Indemnified Party receives such a recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit (but not exceeding the amount paid by the Indemnifying Party), net of reasonable expenses incurred in obtaining the recovery or benefit, shall be paid to the Indemnifying Party.  Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all insurance claims available in order to minimize the Damages for which indemnification is provided under this Article VIII.  In determining the amount of any recovery or benefit by an Indemnified Party, there shall be taken into account any insurance and tax benefit realized by such Indemnified Party after also giving effect to any indemnification payment and/or any Purchase Price adjustment received by such Indemnified Party.  Notwithstanding anything herein to the contrary, no Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person has been reimbursed for such amount under any other provision of this Agreement, any document executed or delivered in connection with this Agreement or otherwise.

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Section 8.8Treatment of Indemnity Payments.  To the extent permitted under IRS guidelines, all payments made pursuant to Section 8.1 and Section 8.2 shall be deemed adjustments to the Purchase Price for tax purposes.
Section 8.9Exclusive Remedy; Specific Performance.  Each Party acknowledges and agrees that the foregoing indemnification provisions in this Article VIII shall be the sole and exclusive remedy after Closing with respect to any and all Damages incurred, resulting or arising under Section 8.1 and Section 8.2; provided, however that this Article VIII shall not prohibit specific performance or other equitable relief as described in this Section 8.9.  Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performances of such covenant or agreement or seek any other equitable relief.

Article IX
MISCELLANEOUS PROVISIONS
Section 9.1Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by the United States Postal Service, or if sent by electronic mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective Parties as follows:

To the PurchaserWilldan Energy Solutions

and after the Closing2401 E. Katella Ave. Suite 300

to the Company:Anaheim, CA  92806

[REDACTED]

with a copy to (which shallWilldan Energy Solutions

not constitute notice):2401 E. Katella Ave. Suite 300

Anaheim, CA  92806

[REDACTED]

To the Seller Representative andAs set forth on the signature pages hereto the Sellers:

with a copy to (which shall

not constitute notice):[REDACTED]

or to such other representative or at such other address as such Person may furnish to the other Party in writing.

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Section 9.2Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.
Section 9.3Assignment; Successors in Interest.  No assignment or transfer by any Party of his or its rights and obligations hereunder shall be made except with the prior written consent of the other Party.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.
Section 9.4Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
Section 9.5Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of California without reference to choice of law rules.  This Agreement may be amended or supplemented in any and all respects only by written agreement of the Parties.
Section 9.6Submission to Jurisdiction.  Each Party agrees that any legal action or other legal proceeding arising out of or relating to this Agreement or the enforcement of any provision of this Agreement or the transactions contemplated hereby shall be brought or otherwise commenced exclusively in any state or federal court located in the City of Wilmington, County of New Castle, State of Delaware.  Each Party agrees to mediate any dispute arising out of or relating to this Agreement or the enforcement of any provision of this Agreement or the transactions contemplated hereby before resorting to litigation.  Unless the Parties agree otherwise in writing, the mediation will be conducted through the City and County of Orange, California office of JAMS.  A demand for mediation shall be served in writing on the other Party or Parties to this Agreement within a reasonable time after the dispute has arisen.  A Party may file a legal proceeding in order to preserve the Party’s rights with respect to the running of any statutes of limitations without violating the requirement of mediation, provided that mediation is commenced promptly and before the incurrence of significant legal fees or the undertaking of any discovery in connection with the legal proceeding.  A dispute not resolved within ninety (90) days after submission to mediation shall be resolved by litigation.  Each Party:
(i)expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the City and County of Orange, State of California (and each appellate court located in the City and County of Orange, State of California) in connection with any such legal proceeding, including to enforce any Order or award;
(ii)consents to service of process in any such proceeding in any manner permitted by the laws of the State of California, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1 is reasonably calculated to give actual notice;
(iii)agrees that each state and federal court located in the City and County of Orange, State of California shall be deemed to be a convenient forum;

EXECUTION VERSION

(iv)waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the City and County of Orange, State of California, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and
(v)agrees to the entry of an Order to enforce any Order or award made pursuant to this Section 9.6 by the state and federal courts located in the City and County of Orange, State of California and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, Order or award is inconsistent with or violative of the laws or public policy of the laws of the State of California or any other jurisdiction.
Section 9.7Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.
Section 9.8Disclosure Schedule.  All section headings in the Disclosure Schedule correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedule shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedule. No disclosure in the Disclosure Schedule shall be deemed to create any rights in any third party.

Section 9.10Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.  This Agreement may be executed and delivered by facsimile or other electronic transmission.
Section 9.11Parties in Interest.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns (and with respect to the indemnification provided for in Article VIII only, the

EXECUTION VERSION

Purchaser Indemnified Parties and the Seller Indemnified Parties) any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 9.12Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
Section 9.13Integration.  This Agreement and the other documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.
Section 9.14Prevailing Party.  In the event of any Litigation between the Parties, the prevailing Party in such Litigation shall be entitled to receive from the non-prevailing Party all fees, costs and expenses, including reasonable attorney’s fees and court costs, incurred in such Proceeding; provided that if a party prevails in part, and loses in part, in such Litigation, the court, arbitrator or other adjudicator presiding over such Litigation shall award a reimbursement of the fees, costs and expenses incurred by the prevailing on an equitable basis.

Section 9.15Seller Representative.
(a)By the execution and delivery of this Agreement, including counterparts thereof, each Seller hereby irrevocably constitutes and appoints Dan R. Girard (the “Seller Representative”), and the Seller Representative hereby accepts such appointment, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:
(i)act for such Seller, if applicable, with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of such Seller;
(ii)amend or waive any provision hereof in any manner;
(iii)employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in the sole discretion thereof, deems necessary or advisable in the performance of his duties as the Seller Representative;

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(iv)act for such Seller with respect to all Initial Purchase Price matters, including any adjustments thereto, and all earn-out matters;
(v)incur any expenses, liquidate and withhold assets received on behalf of such Seller prior to their distribution to such Seller to the extent of any amount that the Seller Representative deems necessary for the payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;
(vi)receive all notices, service of process, communications and deliveries hereunder on behalf of such Seller; and
(vii)do or refrain from doing any further act or deed on behalf of such Seller that the Seller Representative deems necessary or appropriate, in the sole discretion of the Seller Representative, relating to the subject matter hereof as fully and completely as such Seller could do if personally present and acting and as though any reference to such Seller herein was a reference to the Seller Representative.
(b)Any Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative as the act of such Seller in all matters referred to herein.
(c)The Seller Representative shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Seller Representative shall not be subject to any fiduciary or other implied duties with respect to any Seller; (ii) the Seller Representative shall not have any duty to take any discretionary action or exercise any discretionary powers, and (iii) except as expressly set forth herein, the Seller Representative shall not have any duty to disclose, and shall not be liable for the failure to disclose to any Seller, any information relating to Purchaser, this Agreement or the transaction contemplated hereunder except as specifically required herein or in any other agreement, including but not limited to any information obtained by the Seller Representative in his capacity as a Seller.  The Seller Representative shall not be liable for any action taken or not taken by him in the absence of his own gross negligence or willful misconduct
(d)The Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority of the Sellers (the "Majority Sellers"); provided, however, in no event shall Seller Representative resign or be removed without the Majority Sellers having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of Seller Representative. In the event of the death, incapacity, resignation, or removal of Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Majority Sellers. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to the Purchaser, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Seller Representative.

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(e)Nothing contained in this Section 9.15 shall limit the ability of the Sellers to enter into a separate agreement setting forth the obligations of the Seller Representative to the Sellers.
(f)The Purchaser acknowledges and agrees that except for his liability as a Seller hereunder, no Seller shall have any additional liability under this Agreement due to the appointment of such Seller as the Seller Representative.

[Signature Pages Follow]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

THE PURCHASER:

WILLDAN ENERGY SOLUTIONS

By:  /s/ Mike Bieber

Name: Mike Bieber

Title: Chairman and Chief Executive Officer

WILLDAN

WILLDAN GROUP, INC.

By:  /s/ Mike Bieber

Name: Mike Bieber

Title: Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXECUTION VERSION

SELLER REPRESENTATIVE:

/s/ [REDACTED]

By:[REDACTED]

Address:

Email:

SELLERS:

/s/ [REDACTED]

By:[REDACTED]

Address:

Email:

/s/ [REDACTED]

By:[REDACTED]

Address:

Email:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXECUTION VERSION

/s/ [REDACTED]

By: [REDACTED]

Address:

Email:

/s/ [REDACTED]

By: [REDACTED]

Address:

Email:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXECUTION VERSION